Execution Copy

PARTNERSHIP INTERESTS PURCHASE AGREEMENT

by and among

MILLENNIUM MIDSTREAM PARTNERS, L.P.,

the OWNERS OF THE PARTNERSHIP INTERESTS OF MILLENNIUM MIDSTREAM PARTNERS, L.P.,

and

EAGLE ROCK ENERGY PARTNERS, L.P.

Dated as of September 11, 2008

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		Page

11.11.	Governing Law; Jurisdiction,	61
11.12.	Consent of Sellers.	62

LIST OF EXHIBITS

Exhibit A	List of holders of Partnership Interests

Exhibit B	Capital Expenditure List

Exhibit C	Escrow Agreement

Exhibit D	Special Indemnity Agreement

Exhibit E	Pro Forma Purchase Price Adjustments

Exhibit F	Employee Release

Exhibit G	Legal Opinion

Exhibit H	Marketing Agreement

Exhibit I	Noncompetition Agreements

Exhibit J	Transition Services Agreement

LIST OF SCHEDULES

Schedule 1.1(a)	Knowledge of Sellers

Schedule 1.1(b)	Knowledge of Company

Schedule 2.2(a)	Cash Payment

Schedule 2.3(d)	Capital Expenditures

Schedule 3.3	No Conflict; Consents (Sellers)

Schedule 3.4	Liens on Interests

Schedule 4.2	No Conflict; Consents (Company)

Schedule 4.3(b)	Capitalization

Schedule 4.4	Litigation

Schedule 4.5	MMP Financial Statements

Schedule 4.6	MMP Taxes

Schedule 4.7	Undisclosed Liabilities

v

Schedule 4.8	Absence of Certain Changes

Schedule 4.9(a)	Material Contracts in Effect

Schedule 4.9(c)	Enforceability of Material Contracts

Schedule 4.10	Licensed Software

Schedule 4.11(a)	Company Plans

Schedule 4.11(b)	Exceptions to Company Plan Representations

Schedule 4.11(d)	Administaff Plans

Schedule 4.12	Environmental Matters

Schedule 4.13(a)	Compliance with Laws

Schedule 4.13(b)	Permits

Schedule 4.14	Insurance

Schedule 4.15(a)	Administaff Employees

Schedule 4.15(c)	Compliance

Schedule 4.17(a)	Title to Properties

Schedule 4.17(b)	Pipeline Encumbrances

Schedule 4.17(c)	Exceptions to Title to Properties

Schedule 4.19	Company Guarantees

Schedule 4.21	Pipeline Matters

Schedule 4.22	Insider Interests

Schedule 4.24	Pipeline Easements and Rights of Way

Schedule 4.25	Bank Accounts

PARTNERSHIP INTEREST PURCHASE AGREEMENT

THIS PARTNERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), is entered into as of September 11, 2008 (“Signing Date”), by and among (i) Millennium Midstream Partners, L.P., Delaware limited partnership (“MMP”); and (ii) each owner of the Interests as defined below (each, a “Seller” and collectively, the “Sellers”) and Eagle Rock Energy Partners, L.P., a Delaware limited partnership (“Buyer”).

RECITALS

WHEREAS, MMP and certain affiliated companies as more fully described on Exhibit A attached hereto (the “MMP Affiliated Companies” and collectively with MMP, the “Company”) are engaged in the gathering and processing of natural gas;

WHEREAS, Sellers own all of the issued and outstanding partnership interests, warrants, registration rights, incentive distribution rights and other similar equity rights and incidents of ownership of MMP as more fully described on Exhibit A ( collectively, the “MMP Interests”);

WHEREAS, MMP owns, directly and indirectly, all of the issued and outstanding equity interests in the MMP Affiliated Companies (other than Sweeny, as defined below) as more fully described on Exhibit A attached hereto (the “MMP Affiliate Interests”);

WHEREAS, on the terms and subject to the conditions set forth herein, Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, the MMP Interests and the portion of the MMP Affiliate Interests owned directly by Sellers (collectively, the “Interests”); and

WHEREAS, the transfer of the Interests shall cause the termination of MMP and the MMP Affiliated Companies (other than Sweeny) for U.S. federal income tax purposes and the Buyer shall be treated as acquiring all of the assets of MMP and the MMP Affiliated Companies (other than Sweeny) for U.S. federal income tax purposes as described in Situation 2 of Revenue Ruling 99-6, 1999-1 C.B. 432.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.
DEFINITIONS AND RULES OF CONSTRUCTION

1.1.           Definitions.  As used herein, the following terms shall have the following meanings:

“Accountants” has the meaning provided such term in Section 2.4(a)(iii).

“Action” means any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence or proceeding.

“Administaff” means  Administaff Companies II, L.P.

“Administaff Employee” means a co-employee of the Company and Administaff who provides services to the Company pursuant to a contractual relationship among the employee, the Company and Administaff.

“Administaff Plan” means any Plan sponsored, maintained, contributed to, or required to be contributed to, by Administaff or an Affiliate of Administaff to provide compensation or benefits to any current or former Administaff Employee or any beneficiary or dependent thereof.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise.  For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.

“Agreement” has the meaning provided such term in the preamble to this Agreement.

“Appropriate Remediation Standard” has the meaning provided such term in Section 9.4(e).

“Arbitration Panel” has the meaning provided such term in Section 9.6(c).

“Balance Sheet Date” means March 31, 2008.

“Basket Amount” has the meaning provided such term in Section 9.3(b).

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the States of Texas and New York and that is not otherwise a federal holiday in the United States.

“Buyer” has the meaning provided such term in the preamble to this Agreement.

“Buyer Indemnified Parties” has the meaning provided such term in Section 9.2(a).

“Buyer SEC Reports” has the meaning provided such term in Section 5.4.

“Buyer Units” has the meaning provided such term in Section  2.2(a)(ii).

“Capital Expenditure List”  means a list detailing year-to-date and planned Capital Expenditures of the Company for 2008 as set forth on Exhibit B hereto.

“Capital Expenditures” means expenses by the Company to improve, enhance or increase the value of the property or assets of the Company.

“Cash Payment” has the meaning provided such term in Section 2.2(a)(i).

“CERCLA” means the Federal Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et seq.

“Claim Notice” has the meaning provided such term in Section 9.4(a).

“Closing” has the meaning provided such term in Section 2.6.

“Closing Date” has the meaning provided such term in Section 2.6.  For the avoidance of doubt, the Closing Date shall be deemed to have occurred at 12:01 a.m. Central Time on the applicable date.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” means common units of limited partnership interest in Buyer, as such term is defined in Buyer’s partnership agreement and which common units are listed on the NASDAQ Global Select Market.

“Company” has the meaning provided such term in the recitals of this Agreement.

“Company Guaranties” means those guaranties, letters of credit, bonds, sureties and other forms of credit support or assurances provided by Sellers or their Affiliates in support of obligations of MMP or the MMP Affiliated Companies.

“Company Plan” means any Plan established, maintained, contributed to, or required to be contributed to by MMP or any of its ERISA Affiliates to provide compensation or benefits to any current or former employee, co-employee, independent contractor, officer or director of MMP or any beneficiary or dependent thereof, or under which MMP or any of its ERISA Affiliates has any liability; provided, however, that an Administaff Plan shall not be considered to be a Company Plan.

“Company Securities” has the meaning provided such term in Section 4.3(b).

“Confidentiality Agreement” means that certain confidentiality agreement, dated as of June 6, 2008, between Buyer and Sellers.

“Constituents of Concern” means any substance defined as a hazardous substance, hazardous waste, hazardous material, pollutant or contaminant by any Environmental Law, any petroleum hydrocarbon or fraction thereof, friable asbestos, or PCBs, the handling, storage, treatment or exposure of or to which is regulated under any Environmental Law.

“Continuing Employee” has the meaning provided such term in Section 6.5(b).

“Contract” means any legally binding agreement, commitment, lease, license or contract, but excluding Plans.

“Coxon” means Kevin Coxon, an individual.

“De Minimis Threshold” has the meaning provided such term in Section 9.3(b).

“Direct Claim” has the meaning provided such term in Section 9.4(d).

“Disclosure Schedules” means the schedules attached hereto.

“Dollars” and “$” mean the lawful currency of the United States.

“Effective Time” means 11:59 p.m. Central Time on September 30, 2008.

"Effective Time Distributable Cash" means, to the extent available on the date of distribution, the aggregate cash balances of the Company as of the Effective Time less (i) nominal cash balances necessary to keep bank accounts open or to not incur additional fees; and (ii) the aggregate amount of cash provided by or prepaid by customers dedicated to capital improvements requested by such customers but not spent as of the Effective Time.

“Encumbrance” means any title defect, mortgage, assignment, pledge, hypothecation, security interest, title or retention agreement, levy, execution, seizure, attachment, garnishment, deemed trust, lien, easement, option, right or claim of others, or charge or encumbrance of any kind whatsoever.

“Environmental Law” means all applicable Laws of any Governmental Authority relating to the protection of human health or the environment, including:  (a) all requirements pertaining to liability for reporting, management, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of a Constituent of Concern; and (b) all limitations, restrictions, conditions, standards, prohibitions, obligations, and timetables contained therein or in any notice or demand letter to Sellers issued, entered, promulgated or approved thereunder.  The term “Environmental Law” includes, without limitation, CERCLA, the Federal Water Pollution Control Act (which includes the Federal Clean Water Act), the Federal Clean Air Act, the Federal Solid Waste Disposal Act (which includes the Resource Conservation and Recovery Act), the Federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, each as amended as of the date hereof, any regulations promulgated pursuant thereto, and any state or local counterparts.

“Environmental Permits” means all permits, licenses, authorizations, certificates and approvals of Governmental Authorities relating to or required by Environmental Laws and necessary for or held in connection with the conduct of the business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each trade or business (whether or not incorporated) that together with the Company would be deemed to be a “single employer” within the meaning of Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Escrow Account” means the account maintained by the Escrow Agent and initially funded with the Escrow Deposit.

“Escrow Agent” means Wells Fargo Bank, N.A.

“Escrow Deposit” has the meaning provided in Section 2.2(c).

“Estimated Effective Time Net Working Capital” means the estimated Net Working Capital of the Company as of the Effective Time.

“Estimated Net Working Capital Adjustment” has the meaning provided such term in Section 2.3(b).

“Final Calculations” has the meaning provided such term in Section 2.4.

“Final Effective Time Balance Sheet” means a balance sheet of the Company as of the Effective Time which shall be prepared in accordance with GAAP, consistently applied.

“Final Effective Time Net Working Capital” means the Net Working Capital of the Company as of the Effective Time as set forth on the Final Effective Time Balance Sheet.

“GAAP” means generally accepted accounting principles of the United States, consistently applied.

“Governmental Authority” means any federal, state, municipal, local or similar governmental authority, regulatory or administrative agency, court or arbitral body.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hurricane Damages” has the meaning provided such term in Section 2.5.

“Indebtedness for Borrowed Money” means all obligations to any Person for borrowed money, including (a) any obligation to reimburse any bank or other Person in respect of amounts paid or payable under  any credit agreement or a standby letter of credit or (b) any guaranty with respect to indebtedness for borrowed money of another Person.

“Indemnified Party” has the meaning provided such term in Section 9.4(a).

“Indemnifying Party” has the meaning provided such term in Section 9.4(a).

“Intellectual Property” means intellectual property rights, statutory or common Law, worldwide, including (a) trademarks, service marks, trade dress, slogans, logos and all goodwill associated therewith, and any applications or registrations for any of the foregoing; (b) copyrights and any applications or registrations for any of the foregoing; and (c) patents, all confidential know-how, trade secrets and similar proprietary rights in confidential inventions, discoveries, improvements, processes, techniques, devices, methods, patterns, formulae, specifications, and lists of suppliers, vendors, customers, and distributors.

“Interests” has the meaning provided such term in the recitals of this Agreement.

“IRS” means Internal Revenue Service of the United States.

“Knowledge” (a) as to each Seller (and Sellers), means the actual knowledge of those Persons listed in Schedule 1.1(a), with respect to each Seller (and Sellers), without requirement of investigation or inquiry, and (b) as to the Company means the actual knowledge of those Persons listed in Schedule 1.1(b) after due investigation with, or inquiry of, the Persons who have direct responsibility for the matters addressed in the respective representation, warranty or schedule.

“Law” means any applicable statute, writ, law, rule, regulation, ordinance, order, judgment, injunction, award, determination or decree of a Governmental Authority, in each case as in effect on and as interpreted on the date of this Agreement or on and as of the Closing Date, as applicable, unless the context otherwise clearly requires a different date, in which case on and as of such date.

“Lien(s)” means any charges, pledges, options, mortgages, deeds of trust, hypothecations, or security interests.

“Losses” means any liabilities, damages, losses, fines, penalties, fees, charges, costs and expenses (including reasonable attorneys’ and consultants’ fees and expenses), as well as with respect to compliance with the requirements of environmental law, expenses of remediation and any other remedial, removal, response, abatement, cleanup, investigative, monitoring, or record keeping costs and expenses.

“Lost Profits” has the meaning provided such term in Section 9.6(a).

“Material Adverse Effect” means, with respect to any Person, any circumstance, change or effect that (a) is materially adverse to the business, operations (including results of operation), assets, liabilities or financial condition of such Person or (b) that impedes the ability of such Person to complete the transactions contemplated herein, but shall exclude any circumstance, change or effect resulting or arising from: (i) any change in general economic conditions in the industries or markets in which such Person operates; (ii) seasonal reductions in revenues and/or earnings of such Person in the ordinary course of its business; (iii) any adverse change, event or effect on the global energy industry as a whole, including those impacting energy prices or the value of oil and gas assets; (iv) national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (v) changes in Law, GAAP or the interpretation thereof; (vi) the entry into or announcement of this Agreement, actions contemplated by this Agreement, or the consummation of the transactions contemplated hereby; (vii) matters reflected in the Net Working Capital as of the Closing Date; or (viii) the loss of any employee of the Company other than O’Shea or Coxon.

“Material Contracts” has the meaning provided such term in Section 4.9(a).

“MME” means Millennium Midstream Energy, LLC, a Texas limited liability company and the predecessor to the Company.

“MMP” has the meaning provided such term in the recitals of this Agreement.

“MMP Affiliated Company” has the meaning provided such term in the recitals of this Agreement.

“MMP Affiliate Interests” has the meaning provided such term in the recitals of this Agreement.

“MMP Financial Statements” has the meaning provided such term in Section 4.5.

“MMP Interests” has the meaning provided such term in the recitals of this Agreement.

“Net Working Capital” means, as of any given date, an amount (which may be positive or negative) equal to the total cash (other than the Effective Time Distributable Cash which actually gets distributed) and accounts receivable of the Company as of such date minus (i) the total accounts payable of the Company as of such date and (ii) current or long term liabilities associated with cash from customers dedicated to capital improvements requested by such customers, in each case determined net of minority interests and in accordance with GAAP and without giving effect to the transactions contemplated hereby under "Net Working Capital."

“Non-Retained Employee” has the meaning provided such term in Section 6.5(a).

“O’Shea” means John O’Shea, an individual.

“Objection Notice” has the meaning provided such term in Section 2.4(a)(ii).

“Order” means any order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, sentence, subpoena, writ or award issued, made, entered or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator.

“Organizational Documents” means any charter, certificate of incorporation or formation, articles of association, partnership agreements, limited liability company agreements, bylaws, operating agreement or similar formation or governing documents and instruments.

“Parties” means Sellers, MMP and Buyer.

“Permits” means authorizations, licenses, permits or certificates issued by Governmental Authorities; provided, right-of-way agreements and similar approvals are not included in the definition of Permits.

“Permitted Liens” means (a) Liens for Taxes being contested in good faith by appropriate proceedings or not yet delinquent, (b) statutory Liens (including materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s, and other similar Liens) arising in the ordinary course of business securing payments being contested in good faith by appropriate proceedings or not yet delinquent, (c) the rights of lessors and lessees under leases, and the rights of third parties under any agreement, executed in the ordinary course of business, (d) the rights of licensors and licensees under licenses executed in the ordinary course of business, (e) restrictive covenants, easements and defects, imperfections or irregularities of title or Liens, if any, as would not reasonably be expected to result in a Material Adverse Effect on the Company, (f) purchase money Liens and Liens securing rental payments under capital lease arrangements, (g) preferential purchase rights and other similar arrangements with respect to which consents or waivers are obtained for this transaction or as to which the time for asserting such rights has expired at the Closing Date without an exercise of such rights, (h) restrictions on transfer with respect to which consents or waivers are obtained for this transaction, (i) Liens entered into in the ordinary course of business that do not secure the payment of Indebtedness for Borrowed Money and that do not result in a Material Adverse Effect on the ability of the Company to conduct its business, (j) Liens referenced in the Disclosure Schedules, (k) Liens created by Buyer, or its successors and assigns, (l) mortgages or security interests incurred in connection with the purchase of property or assets after the Balance Sheet Date (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event which, with notice or lapse of time or both, would constitute a default) exists, (m) all rights to consent by, required notice to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of the Company if the same are customarily obtained, given, or made subsequent to similar sales or conveyances in Texas, (n) all easements, rights-of-way, servitudes, permits, licenses, surface leases, and other rights to use the surface (in addition to the real property interests) affecting or pertaining, but not included in, the Company that do not interfere materially with the ownership, operation, value, or use of the Company, and (o) the rights reserved to, vested in, or imposed by any Governmental Authority to control, regulate, or monitor the Company in any manner, and all applicable Laws.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Plan” means any plan, program, policy, practice, agreement or other arrangement providing compensation or benefits in any form, whether written or unwritten, formal or informal, including (i) any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (“Employee Welfare Benefit Plan”), (ii) any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), or (iii) any other pension, profit sharing, bonus, incentive compensation, deferred compensation, vacation, sick, or other paid leave, stock purchase, stock option, phantom equity, equity compensation, severance, employment, consulting, unemployment, hospitalization or other medical, life or other insurance, long or short-term disability, change of control, fringe benefit or any other similar plan, program or policy.

“Post-Effective Time Taxes” means federal income Taxes owed by the Sellers based on the operation of the Company after the Effective Time through the Closing Date, which is calculated by multiplying (i) the taxable net income generated by the Company for the period beginning on the Effective Time and ending on the Closing Date, by (ii) the excess of the highest marginal U.S. federal income Tax rate for individuals over the long-term capital gains rate for individuals.

“Pre-Closing Tax Period” means any Tax period (or a portion thereof) ending on or before the Closing Date.

“Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contests, hearing, inquiry, inquest, audit, examination, investigation, challenge, controversy or dispute commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator.

“Purchase Price” means the Cash Payment, as adjusted pursuant to Section 2.3, plus 4,152,249 Buyer Units.

“Reasonable Efforts” means efforts in accordance with reasonable commercial practice and without the incurrence of material expense.

“Representatives” means a Person’s directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers, financial advisors and any representatives of those advisors).

“Retained Compliance Matters” means (i) any potential compliance issues disclosed on Schedule 4.15(c), (ii) any liability related to the Letter Agreements described in Section 6.5(j); (iii) any vacation pay liability not disclosed to Buyer as provided in Section 6.5(g); (iv) any liability related to any Company Plans; and (v) any liability related to transaction bonuses in excess of the limit provided in Section 2.3(f).

“Retained Environmental Obligations” means those environmental matters related to permitting described on Schedule 4.12, as may be updated pursuant to Section 6.15.

“Retained Hurricane Repair Obligations” has the meaning provided for in Section 2.5.

“Retained Litigation” means the pending or threatened litigation matters disclosed on Schedule 4.4, as may be updated pursuant to Section 6.15.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers” has the meaning provided such term in the preamble to this Agreement.

“Seller Indemnified Parties” has the meaning provided such term in Section 9.2(e).

“Sellers’ Representative” has the meaning provided to such term in Section 6.12.

“Special Indemnity Agreement” has the meaning provided for such term in Section 2.2(c).

“Straddle Period” has the meaning provided such term in Section 7.1.

“Subsidiary” means, with respect to any Person, (a) any corporation, of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) any limited liability company, partnership, association or other business entity, of which a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes of this definition, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons will be allocated a majority of limited liability company, partnership, association or other business entity gains or losses, or is or controls the managing member or general partner of such limited liability company, partnership, association or other business entity.

“Sweeny”  means Sweeny Gathering, L.P., a Texas limited partnership.

“Target Net Working Capital” means $-0-.

“Tax” or “Taxes” means all taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, margins, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, real or personal property, excise, severance, windfall profits, customs, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges of any kind, and all estimated taxes, deficiency assessments, additions to tax, penalties and interest, whether disputed or otherwise, and including any obligation to indemnify or otherwise assume or succeed to the liability for Taxes of any other person whether or not shown as due or payable on any Tax Return.

“Tax Returns” means any report, return, election, document, estimated tax filing, declaration, claim for refund, information returns, or other filing with respect to any Taxes provided to any Governmental Authority including any schedules or attachments thereto and any amendment thereof.

“Third Party Claim” has the meaning provided such term in Section 9.4(a).

“United States” means United States of America.

“WARN” means the Worker Adjustment and Retraining Notification Act.

1.2.           Rules of Construction.

(a)           All article, section, schedule and exhibit references used in this Agreement are to articles and sections of, and schedules and exhibits to, this Agreement unless otherwise specified.  The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b)           If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).  Terms defined in the singular have the corresponding meanings in the plural, and vice versa.

(c)           Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa.  The term “includes” or “including” shall mean “including without limitation.”  The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.

(d)           With respect to Sellers or the Company the term “ordinary course of business” will be deemed to refer to the ordinary conduct of the business in a manner consistent with the past practices and customs of Sellers or the Company.

(e)           The Parties acknowledge that each Party and its attorney have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(f)           The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(g)           All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.

(h)           All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II.
PURCHASE AND SALE; CLOSING

2.1.           Purchase and Sale of Interests.  At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Sellers shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from Sellers, the Interests, free and clear of any Liens other than transfer restrictions imposed thereon by applicable securities Laws.

2.2.           Consideration at Closing.  At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Buyer shall pay and/or deliver, in the manner set forth below, the following consideration:

(a)           Purchase Price.  The purchase price shall be paid as follows:

(i)           Cash Payment.  Buyer shall pay to Sellers $181,000,000 (the “Cash Payment”), as adjusted pursuant to the various adjustments described in Section 2.3 below, by wire transfer of immediately available funds to the accounts designated by Sellers and in the proportional amount per Seller as set forth in Schedule 2.2(a). of which $180,400,000 will be delivered to Sellers at Closing and $600,000 will be delivered to the Escrow Agent, on behalf of Sellers, pursuant to Section 2.2(c).

(ii)          Buyer Units.  Buyer shall deliver to Sellers 4,000,000 whole Common Units (the “Buyer Units”), of which 2,181,818 Buyer Units will be delivered to Sellers at Closing and 1,818,182 Buyer Units will be delivered to the Escrow Agent, on behalf of Sellers, pursuant to Section 2.2(c).

(b)           Payment of Indebtedness for Borrowed Money.  Buyer will undertake to wire transfer of immediately available funds to the holders of the Indebtedness for Borrowed Money the amounts set forth in payoff letters and instructions provided by such holders; provided, however, that the Parties agree that the letters of credit in support of the P5 obligation will remain in effect at Closing until such time as the Buyer can replace such letters of credit.

(c)           Escrow Deposit.  At Closing, the parties will deliver (i) 1,818,182 Buyer Units and (ii) $600,000 to the Escrow Agent (the “Escrow Deposit”), which will be available to (i) satisfy certain amounts owed by Sellers to Buyer under this Agreement in accordance with Article IX of this Agreement, the adjustments set forth in Section 2.4 of this Agreement, and the escrow agreement attached as Exhibit C, and (ii) satisfy certain amounts owed by Sellers to Buyer pursuant to the special indemnity agreement attached as Exhibit D (the “Special Indemnity Agreement”).   The Parties agree to treat the Sellers as the owners of the Escrow Deposit for federal Tax purposes.

2.3.           Adjustments to Cash Payment.  At the Closing, the Cash Payment shall be adjusted, prior to being paid to Sellers pursuant to Section 2.2(a), as follows:

(a)           Indebtedness for Borrowed Money.  The Cash Payment will be reduced by an amount equal to the Indebtedness for Borrowed Money of the Company to be paid off by Buyer as of the Closing Date in accordance with Section 2.2(b) above.

(b)           Estimated Net Working Capital Adjustment.  At least five (5) Business Days prior to the Closing Date, not including the Closing Date, Sellers shall prepare and deliver to Buyer their written calculations of the Estimated Net Working Capital Adjustment (including the Estimated Effective Time Net Working Capital).  If the Estimated Effective Time Net Working Capital is less than the Target Net Working Capital, then the Cash Payment will be reduced dollar-for-dollar by such difference.  If the Estimated Effective Time Net Working Capital is greater than the Target Net Working Capital, then the Cash Payment will be increased dollar-for-dollar by an amount equal to such excess.  Such decrease or increase, if any, in the Cash Payment is hereinafter referred to as the “Estimated Net Working Capital Adjustment.”

(c)           Estimated Cash Settlements. At least five (5) Business Days prior to the Closing Date, not including the Closing Date, Sellers shall prepare and deliver to Buyer an estimate of all current assets and liabilities having post-Closing cash settlements within the prospective 12-month period but excluded from the determination of Net Working Capital as indicated on Exhibit E.  The Cash Payment paid at Closing shall be increased or decreased, as the case may be, by the net amount of such estimate.

(d)           Capital Expenditures.  The Cash Payment paid at Closing shall be increased by the amount of all Capital Expenditures described on Schedule 2.3(d), or which have been approved in advance by Buyer and are attributable to the Company, paid by or on behalf of Sellers or the Company in the ordinary course through the Effective Time.

(e)           Special Reduction in Cash Payment.  Sellers and the Company shall settle, terminate or unwind all natural gas, ethane and crude oil calls, puts, swaps and other commodity or interest rate hedges of the Company between the date hereof and Closing.  The Cash Payment shall be reduced by an amount equal to all net costs and expenses arising out of or related to settling, terminating or unwinding all natural gas, ethane and crude oil calls, puts, swaps and other commodity or interest rate hedges of the Company during the period after the Effective Time and prior to the Closing Date.  If the Sellers and the Company fail to settle, terminate or unwind the commodity or interest rate hedges, and Buyer chooses to waive its condition to closing provided in Section 8.1(q), then the Cash Payment shall be reduced by an amount equal to the net cost to settle, terminate or unwind the commodity or interest rate hedges as of the Closing.

(f)           Bonuses.  The Cash Payment will be reduced by the aggregate amount of transaction bonuses, change in control payments, incentive payments, “stay bonuses,” or similar payments payable to certain employees of the Company in connection with this transaction or as provided in Section 6.5(j), as reflected on Exhibit E, the amount and payment terms and conditions of which, the identities of the payees, and the amount payable to each such payee, and such other information as the Buyer may reasonably request, will be communicated by the Company to the Buyer at least five (5) Business Days prior to the Closing Date.  The total amount paid to employees under this Section 2.3(f) shall not exceed $900,000.

(g)           Vacation Pay.  The Cash Payment will be reduced by the aggregate amount of vacation pay and paid time off payable to employees of the Company under the Company’s standard employment policies, which amounts shall be as provided in the schedule submitted to Buyer pursuant to Section 6.5(g).

(h)           D&O Insurance Policy Run-off Premium.  The Cash Payment will be reduced by an amount equal to the cost of the premium paid by the Company pursuant to Section 6.8 to purchase run-off coverage under the Company’s current Director and Officer Insurance Policy for six years.

By way of example, Exhibit E is a representative calculation as of the Balance Sheet Date of the Cash Payment as adjusted by each of the foregoing.  The Parties agree to use the same methodology in determining the adjustments to the Cash Payment as of the Effective Time.

2.4.           Post-Closing Adjustments.

(a)           Final Net Working Capital.

(i)           As soon as reasonably practicable following the Closing Date, and in any event within ninety (90) days thereafter, Buyer shall prepare and deliver to Sellers a Final Effective Time Balance Sheet and a calculation of the Final Effective Time Net Working Capital using the same methodology set forth on Exhibit E (the “Final Calculations”).

(ii)          The Sellers shall have the right to review and verify the Final Effective Time Balance Sheet and the Final Calculations.  Buyer shall provide Sellers and their Representatives reasonable access to the records and employees of the Company and shall cause the employees of the Company to cooperate in all reasonable respects with the Sellers in connection with their review of such work papers and other documents and information relating to the Final Calculations as the Sellers shall reasonably request and that are available to the Buyer and the Company or their independent public accountants.  If, within forty-five (45) days after Sellers’ receipt of the Final Calculations, Sellers shall not have given written notice to Buyer of objection thereto, then Sellers shall be deemed to have accepted the Final Calculations, which shall then be final, binding and conclusive for all purposes hereunder.  In the event that Sellers give written notice of any objection to the Final Effective Time Balance Sheet or the Final Calculations (an “Objection Notice”) within such forty-five (45) day period, then Sellers and Buyer will use all commercially reasonable efforts to resolve the disputed matter(s) within the thirty (30) day period following the delivery of such Objection Notice.

(iii)         If, at the end of the thirty (30) day resolution period, the Parties are unable to resolve any disagreement between them with respect to the preparation of the Final Calculations, then each Party shall deliver simultaneously to BDO Seidman, LLP (or if such firm is unwilling or unable to serve, another nationally recognized accounting firm mutually agreed on by the Parties; the accounting firm ultimately chosen, the “Accountants”) the Objection Notice and such work papers and other reports and information relating to the disputed matter(s) as the Accountants may request and shall be afforded the opportunity to discuss the disputed matter(s) with the Accountants.  The Accountants shall have thirty (30) days to carry out a review and prepare a written statement of its determination regarding the disputed matter(s) (including a statement regarding the Accountants’ determination of the prevailing Party in any such disputed matter) which determination shall be final and binding upon the Parties.  Any fees and expenses of the Accountants incurred in resolving the disputed matter(s) shall be borne as determined by the Accountants.

(iv)         Subject to the netting provisions of Section 2.4(e), if the Final Effective Time Net Working Capital is less than the Estimated Effective Time Net Working Capital, then the Parties shall direct that such difference be immediately disbursed from the Escrow Account to Buyer.  Subject to the netting provisions of Section 2.4(e), if the Final Effective Time Net Working Capital is greater than the Estimated Effective Time Net Working Capital, Buyer shall promptly pay such excess to Sellers in cash by wire transfer of immediately available funds to the accounts designated by Sellers.

(b)           Collection of Accounts Receivable.  From and after the Closing, Buyer shall undertake to collect all accounts receivable listed on the Estimated Effective Time Net Working Capital in the ordinary course of business consistent with the Company’s past practices.  As soon as reasonably practicable following the Closing Date, and in any event within ninety (90) days thereafter, Buyer shall prepare and deliver to Sellers (simultaneously with the delivery of the Final Calculations) a schedule setting forth adjustments to the Purchase Price for the failure by the Company to collect in full any accounts receivable included in the calculation of the Final Effective Time Net Working Capital.  Subject to the netting provisions of Section 2.4(e), within three (3) Business Days of the delivery by Buyer of such schedule to Sellers, the Parties shall direct that any such adjustment payable by Sellers pursuant to this Section 2.4(b) be immediately disbursed from the Escrow Account to Buyer.  After the adjustment set forth in the immediately preceding sentence, the Buyer will continue to collect such accounts receivable in the ordinary course of business consistent with the Company’s past practices, and to the extent that the Company receives payment denoted as specifically on account of any such receivable, Buyer hereby agrees to promptly pay the amount collected to Sellers in cash by wire transfer of immediately available funds.  Any disputes between the Parties with respect to the adjustment in this Section 2.4(b) shall be handled with the same dispute resolution procedure set forth in Section 2.4(a)(iii).

(c)           Post-Closing Cash Settlements. As soon as reasonably practicable following the Closing Date, and in any event within ninety (90) days thereafter, Buyer shall prepare and deliver to Sellers (simultaneously with the delivery of the Final Calculations) a schedule setting forth adjustments to the Purchase Price for current assets and liabilities having post-Closing cash settlements within the prospective 12-month period but excluded from the determination of Net Working Capital as indicated on Exhibit E.  Subject to the netting provisions of Section 2.4(e), if the final post-Closing cash settlements described above are greater than the estimated post-Closing cash settlements made pursuant to Section 2.3(c), the Parties shall direct that the amount of such excess be immediately disbursed from the Escrow Account to Buyer.  Subject to the netting provisions of Section 2.4(e), if the final post-Closing cash settlements described above are less than the estimated post-Closing cash settlements made pursuant to Section 2.3(c), Buyer shall promptly pay such difference to Sellers in cash by wire transfer of immediately available funds.  Any disputes between the Parties with respect to such adjustment shall be handled with the same dispute resolution procedure set forth in Section 2.4(a)(iii).

(d)           Federal Income Tax Adjustment.  As soon as reasonably practicable following the Closing Date, and in any event within ninety (90) days thereafter, Buyer shall prepare and deliver to Sellers a schedule setting forth adjustments to the Purchase Price for Post-Effective Time Taxes.  Subject to the netting provisions of Section 2.4(e), within three (3) Business Days of the delivery by Sellers of such schedule to Buyer, Buyer shall promptly pay such difference to Sellers in cash by wire transfer of immediately available funds.  Any disputes between the Parties with respect to such adjustment shall be handled with the same dispute resolution procedure set forth in Section 2.4(a)(iii).

(e)           Settlement.  In performing the post-Closing adjustments in this Section 2.4, the Parties agree to use the same methodology in determining the final adjustments to the Purchase Price as used in Exhibit E and in the estimates at Closing pursuant to Section 2.3.  In the event that an adjustment pursuant to this Section 2.4 requires that the Parties direct a disbursement of the Escrow Deposit to the Buyer, then for purposes of valuing the Buyer Units to be disbursed from the Escrow Deposit, such Buyer Units shall be valued at $13.75 per share.  Once all price adjustments under this Sections 2.4 have been finally determined, the Parties shall discharge their obligations to pay through netting of such adjustments, in which case the Party or Parties (as applicable) owing the greater aggregate amount in respect of such adjustments shall pay to the other Party or Parties (as applicable) the net amount owed; provided that if such payment is due from the Sellers, such payment shall come from the Escrow Account.

2.5.           Hurricane Repair Obligations.  The Parties acknowledge that certain assets of the Company, including the Yscloskey and Terrebonne plants, incurred damages caused by Hurricane Gustav in 2008 (“Hurricane Damages”).  The Parties agree that the actual cost to required to repair any such Hurricane Damages, as set forth in an appropriate “authorization for expenditure” delivered to the Company by the operator of such assets, will be considered a “Retained Hurricane Repair Obligation” for purposes of this Agreement and shall be governed by the indemnification provisions set forth in Article IX hereof and shall be excluded from the adjustments to the Purchase Price as described in Section 2.3.  Furthermore, the Parties agree that Buyer, from and after Closing,  shall promptly pay all repair expenses attributable to the Company for Hurricane Damages as set forth in an appropriate “authorization for expenditure” delivered to the Company by the operator of such assets.  Buyer may, thereafter, make claims against the Escrow Deposit in accordance with the provisions set forth in Article IX hereof for the amount of such Hurricane Damages.  If the amount of such claims exceeds, either individually or in the aggregate, the cash portion of the Escrow Deposit, Buyer may, at its sole election, either (i) retain any and all insurance proceeds recoverable from or on account of such Hurricane Damages or (ii) satisfy the balance of such claim with Buyer Units held in the Escrow Deposit valued as described in Article IX.  In the event Buyer makes an election under (ii) above, all insurance proceeds recoverable from or on account of such Hurricane Damages shall be delivered to the Escrow Agent and shall become part of the Escrow Deposit as governed by Article IX and the Escrow Agreement, as applicable.  Notwithstanding the forgoing, all business interruption insurance proceeds paid or payable to the Company recoverable from or on account of such Hurricane Damages for the period prior to the Effective Time shall be remitted by the Company to the Sellers’ Representative, for distribution to the Sellers.  All business interruption insurance proceeds paid or payable to the Company recoverable from or on account of such Hurricane Damages for the period after the Effective Time shall be retained by the Company and / or Buyer in Buyer’s sole discretion.  Buyer shall use its Reasonable Efforts to collect any and all property  and business interruption insurance.

2.6.           The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Locke Lord Bissell and Liddell, 601 Poydras, Suite 2660, New Orleans, LA  70130, commencing on the third (3rd) Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties set forth in Article VIII or such other date as Buyer and Sellers may mutually determine (the date on which the Closing occurs is referred to herein as the “Closing Date”); provided that in no event shall the Closing take place prior to October 1, 2008.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES RELATING TO SELLERS

Except as disclosed in the Disclosure Schedules, each Seller hereby represents and warrants as to itself, but not as to any other Seller, to Buyer as follows:

3.1.           Organization of Certain Sellers.  Seller is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation (or other formation).

3.2.           Authorization; Enforceability.  Seller has full capacity, power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform his, her, or its obligations hereunder.  This Agreement has been duly and validly executed and delivered by Seller, and this Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. If such Seller is an individual, the Interests sold by such Seller are not subject to any spousal rights or similar restrictions or such Seller’s spouse has executed this Agreement, evidencing such spouse’s consent to the execution, delivery and performance of this Agreement by such Seller and such spouse, as applicable.

3.3.           No Conflict; Consents.  The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller do not and shall not:

(a)           violate any Law applicable to Seller or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority;

(b)           if Seller is an entity, violate any Organizational Document of Seller; or

(c)           except as set forth on Schedule 3.3, require any filing with or permit, consent or approval of, or the giving of any notice to, any Person.

3.4.           Ownership of Interests.

(a)           Except as set forth on Schedule 3.4, Seller holds of record and owns beneficially such Interests set forth next to its name in Exhibit A, free and clear of all Liens (other than restrictions under the Securities Act and state securities Laws).  As of the Closing Date, the Interests of Seller will be free and clear of all Liens.

(b)           Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require Seller to sell, transfer, or otherwise dispose of Seller’s Interests.  As of the Closing Date, Seller will not be a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of Seller’s Interests.

3.5.           Litigation.  As of the date of this Agreement (a) there are no lawsuits or actions before any Governmental Authority pending or, to the Knowledge of Seller, threatened in writing against Seller that would reasonably be expected to have a Material Adverse Effect on the ability of Seller to perform his, her, or its obligations under this Agreement, (b) there are no orders or unsatisfied judgments from any Governmental Authority binding upon Seller that would reasonably be expected to have a Material Adverse Effect on the ability of Seller to perform his, her, or its obligations under this Agreement.

3.6.           Solvency.  Any Seller which is an entity is now, and will be at Closing, solvent and will not be rendered insolvent by any of transactions described hereunder.

3.7.           Payment of Taxes.  As of the date of the Agreement, each Seller has paid or has accrued for all Taxes associated with the ownership by such Seller of the Interests sold hereunder.

3.8.           Securities Representations.

(a)           Each Seller is acquiring the Buyer Units for his or its own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act.  In acquiring the Buyer Units, such Seller is not offering or selling, and will not offer or sell, for himself or itself in connection with any distribution of the Buyer Units, and such Seller does not have a participation in and will not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities laws.

(b)           Each Seller is an “accredited investor” as such term is defined under Regulation D promulgated under the Securities Act.  Additionally, each Seller acknowledges that he or it is able to fend for himself or itself, can bear the economic risk of his or its investment in the Buyer Units, and has such knowledge and experience in financial and business matters similar to the transaction described herein such that he or it is capable of evaluating the merits and risks of an investment in the Buyer Units.

(c)           Further, each Seller understands that such Buyer Units will not have been registered pursuant to the Securities Act or any applicable state securities laws, that the Buyer Units, when issued, will be characterized as "restricted securities" under federal securities laws, and that under such laws and applicable regulations the Buyer Units cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.  Each such Seller represents that he or it is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act.  Stop transfer instructions may be issued to the transfer agent for securities of the Buyer (or a notation may be made in the appropriate records of the Buyer) in connection with the Buyer Units issued hereunder.  It is agreed and understood by such Seller that, should any certificate be issued representing any of the Buyer Units, each such certificate shall conspicuously setforth on the face or back thereof, in addition to any legends required by Law, a legend in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS.  SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE FIRST REGISTERED PURSUANT TO THAT ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS EAGLE ROCK ENERGY PARTNERS, L.P. RECEIVES A WRITTEN OPINION OF COUNSEL, WHICH OPINION AND COUNSEL ARE SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

(d)           Each Seller represents and acknowledges that Buyer is issuing the Buyer Units pursuant to an exemption from the registration requirements of the Securities Act based on the representations provided by Sellers hereunder.

3.9.           Disclaimer of Additional and Implied Warranties. Sellers are making no representations or warranties, express or implied, of any nature whatsoever except as specifically set forth in this Article III of this Agreement.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES RELATED TO MMP

MMP hereby represents and warrants to Buyer as follows:

4.1.           Organization of MMP.

(a)           MMP is a limited partnership, duly organized, validly existing and in good standing under the Laws of Delaware and has the requisite organizational power and authority to own or lease its assets and to conduct its business as it is now being conducted.  MMP is duly licensed, qualified and in good standing in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect on MMP.  Sellers have made available to Buyer true copies of all existing Organizational Documents of MMP.  MMP GP, LLC, a Delaware limited liability company is the sole general partner of  MMP.

(b)           Each of the MMP Affiliated Companies is duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its incorporation (or other formation) and has the requisite organizational power and authority (including full corporate or other entity power and authority) to own or lease its assets and to conduct its business as it is now being conducted.  Each of the MMP Affiliated Companies is duly licensed or qualified in each jurisdiction in which the ownership or operation of its assets or the character of its activities are such as to require it to be so licensed or qualified,except where the failure to be so licensed or qualified would not reasonably be expected to have a Material Adverse Effect on such the MMP Affiliated Company.  Sellers have made available to Buyer true copies of all existing Organizational Documents of the MMP Affiliated Companies.

4.2.           No Conflict; Consents.  The execution and delivery of this Agreement by MMP and the consummation of the transactions contemplated hereby by MMP do not and shall not:

(a)           violate any Law applicable to MMP or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority;

(b)           violate any Organizational Document of MMP;

(c)           except as set forth on Schedule 4.2 and the filing as required by the HSR Act, require any filing with or permit, consent or approval of, or the giving of any notice to, any Person; or

(d)           except as would not reasonably be expected to have a Material Adverse Effect on the ability of MMP to enter into and perform its obligations under this Agreement, (i) breach any Material Contract to which MMP or an MMP Affiliated Company is a party or by which MMP or an MMP Affiliated Company may be bound, (i) result in the termination of any such Material Contract, (ii) result in the creation of any Lien under any Material Contract or (iii) constitute an event that, after notice or lapse of time or both, would result in any such breach, termination or creation of a Lien.

4.3.           Capitalization.

(a)           The MMP Interests and MMP Affiliate Interests as shown on Exhibit A constitute all of the issued and outstanding partnership interests and other incidents of ownership of MMP and the MMP Affiliated Companies.  The MMP Interests and the MMP Affiliate Interests are duly authorized, validly issued, fully paid, nonassessable and are free and clear of any Lien or other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Interests, subject only to applicable securities Laws).

(b)           Except as set forth on Schedule 4.3(b), there are no (i) outstanding partnership or membership interests, equity interests or other securities of MMP or the MMP Affiliated Companies other than the Interests, (ii) outstanding securities of MMP or the MMP Affiliated Companies convertible into, exchangeable or exercisable for partnership or membership interests, equity interests or other securities of such entity, (iii) authorized or outstanding options, warrants or other rights to purchase or acquire from MMP or the MMP Affiliated Companies, or obligations of MMP or the MMP Affiliated Companies to issue, any equity interests or other securities, including securities convertible into or exchangeable for membership interests or other securities of such entity, or (iv) authorized or outstanding bonds, debentures, notes or other indebtedness that entitles the holders to vote (or convertible or exercisable for or exchangeable into securities that entitle the holders to vote) with holders of units or interests of MMP or MMP Affiliated Companies on any matter (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as the “Company Securities”).  There are no outstanding obligations of MMP or the MMP Affiliated Companies to repurchase, redeem or otherwise acquire any Company Securities.

(c)           Except as described in Exhibit A, neither MMP nor any of the MMP Affiliated Companies (i) own, directly or indirectly, any capital stock, equity interests or other securities of any Person, or (ii) have any Subsidiaries.

4.4.           Litigation.  Except as set forth on Schedule 4.4, the Company is not (a) subject to any outstanding injunction, judgment, order, decree, ruling, or charge or, (b) a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction.  To the Knowledge of Company, no such action, suit, proceeding, hearing or investigation has been threatened.

4.5.           Financial Statements; Internal Controls; Undisclosed Liabilities.

(a)           Schedule 4.5 sets forth true and complete copies of the following financial statements (collectively, the “MMP Financial Statements”): (i) the audited consolidated balance sheet of the Company as of, and for the year ended, December 31, 2007 and December 31, 2006, together with the related audited consolidated statements of income, changes in owners’ equity and cash flow for the period then ended; (ii) the audited consolidated balance sheet of MME as of, and for the years ended, December 31, 2005 and December 27, 2006, together with the related audited consolidated statements of income, changes in owners’ equity and cash flow for the period then ended (excluding MME Pipeline Company, LLC and CMA Pipeline Partners, LP); and (iii) the unaudited balance sheet of the Company as of and for the period ended on June 30, 2008, together with the related unaudited consolidated statements of income, changes in owners’ equity and cash flow for the period then ended.  The MMP Financial Statements have been prepared in accordance with GAAP (except as otherwise stated in the footnotes or the audit opinion related thereto and except for the accrual of vacation, paid time off and sick pay) and present fairly in accordance with GAAP, the financial position and the results of operations of the Company as of, and for the periods ended on, such dates, except for normal year-end adjustments and the absence of footnotes with respect to the MMP Financial Statements described in clause (iii).

(b)           The Company has received no written notice from any Governmental Authority concerning noncompliance with, or deficiencies in, the Company’s financial reporting practices.  All material transactions have been properly recorded in the accounting records underlying the MMP Financial Statements.   To the Knowledge of the Company, there are no significant deficiencies, including material weaknesses, in the design or operation of internal control over the Company’s financial reporting.  To the Knowledge of the Company, no member of the Company’s management nor any other employee with a significant role in the Company’s internal control over financial reporting has committed any act of fraud having a material effect on the Financial Statements. The Company has not received or otherwise obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral alleging fraud or suspected fraud affecting the Company.

(c)           All liabilities and obligations that are required by GAAP to be reflected or reserved against in the balance sheet included in Unaudited Financial Statements have been so reflected or reserved against in such balance sheet.

4.6.           Taxes.  Except as set forth on Schedule 4.6, (a) all Tax Returns required to be filed by MMP and the MMP Affiliated Companies have (and as of the Closing Date will have) been filed and such returns are correct and complete in all material respects, (b) all Taxes due on such Tax Returns have been timely paid or adequately reserved against in the Final Effective Time Balance Sheet, (c) there are no Liens on any of the assets of MMP or the MMP Affiliated Companies that arose in connection with any failure to pay any Tax (other than Permitted Liens for Taxes not yet due and payable), (d) there is no claim or adjustment pending by any Governmental Authority in connection with any Tax, (e) no Tax Returns are under audit or examination by any Governmental Authority, (f) there are no agreements or waivers currently in effect that provide for an extension of time with respect to the filing of any Tax Return or the assessment or collection of any Tax, (g) no claim has been made by any Governmental Authority in a jurisdiction where MMP or the MMP Affiliated Companies do not file a Tax Return that it is or may be subject to taxation in that jurisdiction, (h) MMP and the MMP Affiliated Companies are not parties to any Tax allocation or sharing arrangement (i) MMP and Sweeny are treated as partnerships for federal income tax purposes and have not made an election (nor will such election be made prior to the Closing Date) to be treated as an association taxable as a corporation for federal income tax purposes, (j) each MMP Affiliated Company (other than Sweeny) is “disregarded as an entity separate from its owner” within the meaning of Treasury Regulation Section 301.7701-3, and no such entity has made an election (nor will such election be made prior to the Closing Date) to be treated as an association taxable as a corporation for federal income tax purposes, (k) Sweeny currently has in effect the election provided by Code Section 754, and such election was properly made in accordance with Treasury Regulation Section 1.754-1(b) and will be effective for the taxable year of Sweeny that includes the Closing Date, (l) no Seller is a “foreign person” within the meaning of Section 1445 of the Code, (m) neither MMP nor any of the MMP Affiliated Companies have participated in any “reportable transaction” within the meaning of Section 1.6011-4 of the Treasury Regulations, and (n) at least ninety percent (90%) of the gross income earned by MMP and the MMP Affiliated Companies is “qualifying income” as that term is defined under Section 7704 of the Code.

4.7.           No Undisclosed Liabilities.  Except as disclosed on Schedule 4.7, the Company has no Indebtedness for Borrowed Money, obligation or liability of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) that would have been required to be reflected in, reserved against or otherwise described on the MMP Financial Statements or in the notes thereto in accordance with GAAP, that (a) is not shown on the MMP Financial Statements or the notes thereto or (b) was not incurred in the ordinary course of business since the Balance Sheet Date.

4.8.           Absence of Certain Changes.  Except as disclosed on Schedule 4.8, from the Balance Sheet Date until the date of this Agreement, (a) there has not been any Material Adverse Effect on the Company; (b) the business of the Company has been conducted, only in the ordinary course; and (c) the Company has not taken any action to:

(i)           amend its Organizational Documents;

(ii)          liquidate, dissolve, recapitalize or otherwise wind up its business;

(iii)         except as required by Law or in the ordinary course of business, (A) grant or increase any bonus, salary, severance, termination or other compensation or benefits or other enhancement to the terms or conditions of employment to any of its employees (other than bonuses granted at or prior to the Closing in connection with the transactions contemplated hereby and paid prior to the Closing as described in Section 2.3(f)), (B) make any change in its key management structure or (C) adopt, enter into or amend in any material respect any Plan or any Administaff Plan;

(iv)         change its accounting methods, policies or practices, except as required by applicable Law or GAAP;

(v)          sell, assign, transfer, lease or otherwise dispose of any material non-current assets except pursuant to the terms of a Material Contract;

(vi)         make any Capital Expenditure other than as set forth in the Capital Expenditure List or on Schedule 2.3(d);

(vii)        incur any indebtedness outside the ordinary course of business consistent with past practices of the Company;

(viii)       merge or consolidate with, or purchase substantially all of the assets or business of, or equity interests in, or make an investment in any Person (other than extensions of credit to customers in the ordinary course of business);

(ix)          issue or sell any equity interests, notes, bonds or other securities of the Company (except for intercompany loans from or to Sellers or their Affiliates in the ordinary course of business), or any option, warrant or right to acquire same;

(x)           amend any Tax Return or settle or compromise any federal, state, local or foreign Tax liability or enter into any agreement or preliminary settlement with any Governmental Authority concerning Taxes; make any Tax election except elections consistent with past practices and that are required to be made in connection with Tax Returns filed for any Pre-Closing Tax Period; file with, or provide to, any Governmental Authority any waiver extending the statutory period for assessment or reassessment of Taxes or any other waiver of restrictions on assessment or collection of any Taxes;

(xi)          make or commit to make any distributions  to the owners of the Interests; or

(xii)        agree, whether in writing or otherwise, to do any of the foregoing.

4.9.           Contracts.

(a)           Schedule 4.9(a) contains a true and complete listing of the following Contracts in effect on the date of this Agreement and to which the Company is a party (each Contract that is required to be listed on Schedule 4.9(a), being “Material Contracts”):

(i)           except for any intercompany indebtedness that will be cancelled prior to Closing, each Contract for Indebtedness for Borrowed Money, involving an obligation in excess of $50,000;

(ii)          each natural gas purchase, sale, transportation, gathering and processing services Contract; provided that a disclosure under this subsection (a)(ii) shall be deemed to include all amendments to such contracts to the extent that such amendments were executed before June 1, 2008;

(iii)         each Contract involving a remaining commitment by the Company to undertake Capital Expenditures as described in the Capital Expenditure List or as set forth on Schedule 2.3(d);

(iv)         each Contract for lease of personal property or real property involving aggregate payments in excess of $50,000 in any calendar year ending after the date hereof;

(v)          each employment Contract;

(vi)         each Contract with a service provider that cannot be terminated by the Company upon thirty (30) days or less notice without payment penalty;

(vii)        each Contract with Administaff;

(viii)       except for Contracts of the nature described in clause (ii) above, each Material Contract between Sellers or a Seller Affiliate on the one hand, and the Company, on the other hand, that will survive the Closing and that cannot be cancelled by the Company upon thirty (30) days or less notice without payment penalty;

(ix)          each Contract pursuant to which the Company acquired assets or a business as a going concern;

(x)           each Contract regarding the construction or operation of assets owned by the Company in the State of Louisiana;

(xi)          each Contract that provides for a limit on the ability of the Company to compete in any line of business or with any person or in any geographic area during any period of time after Closing; and

(xii)        except for Contracts of the nature described in clauses (i) through (vii) above, each Contract involving aggregate payments by or to the Company in excess of $50,000 in any future calendar year that cannot be terminated by the Company upon 60 days or less notice without payment penalty.

(b)           True and complete copies of all Material Contracts have been made available to Buyer other than any Material Contracts that contain confidentiality provisions prohibiting their disclosure, in which case such material Contracts have been summarized without violating the confidentiality provisions and a copy of the summaries thereof has been made available to Buyer.

(c)           Except as set forth in Schedule 4.9(c), each Material Contract (other than such Material Contracts with respect to which all performance and payment obligations have been fully performed or otherwise discharged by all parties thereto prior to the Closing) (i) is in full force and effect and (ii) represents the legal, valid and binding obligation of the Company and, to the Knowledge of the Company, represents the legal, valid and binding obligation of the other parties thereto, in each case enforceable in accordance with its terms.  Except as set forth in Schedule 4.9(c), neither the Company nor, to the Knowledge of the Company, any other party is in material breach of any Material Contract, and neither Sellers nor the Company has received any written or, to the Knowledge of the Company, oral notice of termination or breach of any Material Contract.

4.10.         Intellectual Property.  (a) The Company owns or has the right to use pursuant to license, sublicense, agreement or otherwise all items of Intellectual Property required in the operation of the business of the Company as presently conducted, (b) no third party has asserted in writing delivered to the Company a claim that the Company is infringing on the Intellectual Property of such third party and (c) to the Knowledge of the Company, no third party is infringing on the Intellectual Property owned by the Company.  Schedule 4.10 sets forth a list of all software licenses to which the Company is a party and all Intellectual Property used by the company.

4.11.         Employee Benefit Plans.

(a)           The Company has delivered to Buyer true, correct and complete copies of the following documents with respect to each Company Plan (i) each writing constituting a part of such Plan (including, but not limited to, the plan document(s), adoption agreement, prototype or volume submitter documents, trust agreement, annuity contract, third party administrative contracts and insurance contracts) and all amendments thereto; (ii) the three most recent Annual Reports (Form 5500 Series) including all applicable schedules, if required; (iii) the current summary plan description and any material modifications thereto, if required to be furnished under ERISA, or any written summary provided to participants with respect to any Plan for which no summary plan description exists; (iv) the most recent determination letter (or if applicable, advisory or opinion letter) from the IRS, if any, or if an application for a determination letter is pending, the application with all attachments; (v) all notices received by the Company or any ERISA Affiliate from the IRS, Department of Labor, Pension Benefit Guaranty Corporation or other governmental agency relating to such Plan; and (vi) a written description of each oral Plan. Each Company Plan has been operated and administered in accordance with its provisions and all applicable Laws.

(b)	Except as provided in Schedule 4.11(b):

(i)           no Company Plan is a “defined benefit plan” (as such term is defined in Section 3(37) of ERISA) or subject to Title IV of ERISA or Section 412 of the Code, and no Company Plan is a multi-employer plan as defined in Section 3(37) of ERISA;

(ii)          neither the Company nor any current or former ERISA Affiliate has, within the past six years, sponsored, maintained, or contributed to or been obligated to contribute to any Plan that is subject to Title IV of ERISA or Section 412 of the Code, or a multiemployer plan as defined in Section 3(37) of ERISA.

(iii)         Buyer’s purchase of the Interests will not result in any liability to Buyer under Title IV of ERISA;

(iv)         each Company Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter to the effect that it is so qualified, has been operated consistent with its terms, and no circumstances have occurred that could result in such Company Plan no longer being qualified;

(v)          neither the Company nor any of its Affiliates has engaged in any prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, as a fiduciary or party in interest with respect to any Company Plan or other Plan which could result in any liability to the Company or its Affiliates, and (i) no prohibited transaction has occurred with respect to any Company Plan and (ii) no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of assets of any Company Plan;

(vi)         no Company Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of or other services providers to the Company (or their family members) beyond their retirement or other termination of service (other than coverage mandated by COBRA or other applicable Laws);

(vii)        except as provided in Section 2.3(f), Section 6.5(f), Section 6.5(g) and Section 6.5(j), the consummation of the transactions contemplated by this Agreement will not, either alone or in connection with termination of employment or any other event, (A) entitle any current or former employee, co-employee, independent contractor, director or officer of the Company or its Affiliates to any severance payment, any change in control payment or any other payment or benefits, (B) accelerate the time of payment or vesting, change the form or method of payment or increase the amount of compensation due, any such employee, co-employee, independent contractor, director or officer, or (C) entitle any such employee, co-employee, independent contractor, director or officer to any gross up or similar payment in respect of the excise tax described in Section 4999 of the Code;

(viii)       there is no agreement, plan, policy or arrangement covering any current or former employee, co-employee, independent contractor, director or officer of the Company or its Affiliates that, individually or collectively, could give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code; and

(ix)          the Company Plans that are subject to Section 409A of the Code have been maintained in good faith compliance with such section.

(c)           None of the current or former independent contractors or individual service providers of the Company or any of its Affiliates could be reclassified as an employee.  No independent contractor or individual service provider of the Company or an Affiliate is eligible to participate or is participating in any Company Plan.

(d)           Schedule 4.11(d) sets forth a true, correct and complete list of each Administaff Plan.  With respect to each of the Administaff Plans, MMP shall use Reasonable Efforts to cause Administaff to deliver to Buyer (or to provide to MMP for delivery to Buyer) a copy of the Plan document and any related trust agreement and other governing documents, and the current summary plan descriptions or other participant communications.

4.12.         Environmental Matters.  Except as set forth on Schedule 4.12 or as would not reasonably be expected to have a Material Adverse Effect on the Company:

(a)           The operations of the Company are in compliance with all Environmental Laws, which compliance includes the possession and maintenance of, and compliance with, all material Environmental Permits;

(b)           The Company is not subject to any outstanding order, judgment or arbitration award from any Governmental Authority under any Environmental Laws requiring remediation of any Constituents of Concern or the payment of any material fine or penalty; and

(c)           The Company is not subject to any action pending or threatened in writing, whether judicial or administrative, alleging noncompliance with or potential liability under any Environmental Law.

The representations and warranties of this Section 4.12 are the sole representations and warranties of the Company with respect to environmental matters.

4.13.         Compliance with Laws; Permits.  Except as set forth in Schedule 4.13(a), the Company is in compliance with all applicable Laws in all material respects.  Notwithstanding any provision in this Section 4.13 (or any other provision of this Agreement) to the contrary, Section 4.12 shall be the exclusive representations and warranties with respect to environmental issues, as well as related matters, and no other representations or warranties are made with respect to such matters, including without limitation pursuant to this Section 4.13.

(a)           Except as set forth in Schedule 4.13(b), the Company possesses all material Permits necessary for it to own its assets and operate its business as currently conducted.  To the Knowledge of the Company, (i) all such Permits are in full force and effect and (ii) there are no lawsuits or other proceedings pending or threatened in writing before any Governmental Authority that seek the revocation, cancellation, suspension or adverse modification thereof.

4.14.         Insurance.  Schedule 4.14 contains a summary description of all material policies of property, fire and casualty, product liability, workers’ compensation and other insurance held by or for the benefit of the Company as of the date of this Agreement.  All policies are in effect, and the Company has not received any notice of cancellation.

4.15.         Labor Relations; Employment Matters.

(a)           All persons employed in connection with the business of the Company are Administaff Employees.  Schedule 4.15(a) identifies all Administaff Employees by name; identity of the Company that is the co-employer of the Administaff Employees; position or job title; initial date of hire; seniority or service credit date if different from initial date of hire; status (whether active or on leave absence, and if on leave, the type of leave); and classification as exempt or non-exempt.  The Company has provided to the Buyer a true, complete, and accurate list of the compensation of each Administaff Employee by type (base salary, commission, bonus, and the like).

(b)           The Company is not:  (i) a party to, bound by, or negotiating any collective bargaining agreement or other labor union contract, and, to the Knowledge of Sellers, there are no organizational campaigns, petitions or other unionization activities with respect to the Administaff Employees or (ii) subject to any strikes, slowdowns, work stoppages, or other labor controversy and, to the Knowledge of Sellers, no such actions are threatened.  There are no unfair labor practice complaints or any union representation questions or certification petitions involving the Company or any Administaff Employee pending before the National Labor Relations Board or, to the Knowledge of Sellers, threatened, and there have been no such complaints, questions or petitions within the last three (3) years.

(c)           Except as disclosed in Schedule 4.15(c), the Company has (i) complied, and is in compliance in all material respects, with all Laws (including the common Law) pertaining to employment and employment practices, including, but not limited to Laws governing or regarding labor relations, the payment of wages or other compensation, hours of work and overtime, worker classification, employment-related immigration and authorization to work in the United States, employment discrimination and harassment, occupational safety and health, occupational safety and health, and privacy of health information, and any and all other Laws governing or pertaining to the terms and conditions of employment, (ii) timely paid or made provision for payment of, and has properly accrued for in the financial statements of the Company, all accrued salaries, wages, commissions, bonuses, and severance pay with respect to any current or former employee or on account of employment, (iii) timely paid vacation, sick, and other paid leave with respect to any current or former employee or on account of employment, (iv) complied with the Older Workers’ Benefit Protection Act with respect to any waivers of liability under the Age Discrimination in Employment Act obtained by it in the last 300 days, and (v) not had a “plant closing” or “mass layoff” as those terms are defined in WARN within the last four (4) years.  No current or former employee or person claiming to be or have been an employee of the Company has a right to be recalled, reinstated, or restored to employment under any agreement, Law, or policy or practice of the Company.  The Company is not a party to, or otherwise bound by, any Order or settlement with respect to any current or former employee, the terms and conditions of employment, or the working conditions of any employee.  The Company does not have, and is not required by applicable Law to have, an affirmative action plan.  No Action is pending nor, to the Knowledge of the Company, is any Action threatened by or on behalf of any present or former employee, applicant, person claiming to be an employee, or any classes of the foregoing, alleging or concerning a violation of, or compliance with, any Law (including the common Law) pertaining to employment and employment practices, including, but not limited to Laws governing or regarding labor relations, the payment of wages or other compensation, hours of work and overtime, worker classification, employment-related immigration and authorization to work in the United States, employment discrimination and harassment, occupational safety and health, occupational safety and health, and privacy of health information (including the common Law), and there have been no such Actions within the past three (3) years.  There is no current or, to the Knowledge of Sellers, threatened Action in which any current or former director, officer, employee or agent of the Company is or may be entitled to indemnification.

4.16.         Books and Records.  The books of account, minute books, membership interest transfer books and other records of the Company, all of which have been made available to the Buyer, are complete and correct and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934 (regardless of whether or not the Company is subject to that section), including, but not limited to, the maintenance of an adequate system of internal controls.  The minute books of the Company contain accurate and complete records of all meetings held of and action taken by the members and managers of the Company and no meeting of such members or of any such managers has been held for which minutes have not been prepared and are not contained in such minute books.  At the Closing, all of those books and records will be in the possession of the Company.

4.17.         Title to Properties and Related Matters.

(a)           Schedule 4.17(a) describes all real property, leaseholds or other interests in real property owned by the Company.  The Company has delivered or made available to the Buyer copies of the deeds and other instruments (as recorded) by which the Company acquired such real property and interests, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Company and relating to such property or interests.

(b)           Except as set forth on Schedule 4.17(b), other than Permitted Liens, the interests of the Company in and to the Company’s pipeline assets (the “MMP Pipeline”) are now, and will be at Closing, free and clear of all Encumbrances created by, through or under the Company.

(c)           Except as described on Schedule 4.17(c), the Company owns, with good and indefeasible title in the case of real property, and good title with respect to all other assets, subject only to the Permitted Liens, all the properties and assets (real, personal and mixed, tangible and intangible) reflected as owned in the books and records of the Company, including, but not limited to, all the properties and assets reflected in the balance sheet (except for assets held under capitalized leases disclosed and personal property sold since the Balance Sheet Date in the ordinary course of business and consistent with past practice), and all the properties and assets purchased or otherwise acquired by the Company since the Balance Sheet Date (except for personal property acquired and sold since the Balance Sheet Date in the ordinary course of business and consistent with past practice).  All tangible assets are in good working condition, except for (i) normal wear and tear, (ii) Hurricane Damages that are covered as a Retained Hurricane Repair Obligation, and (iii) such assets not in good working condition which would not cause a Material Adverse Effect.

(d)           All buildings, plants and structures owned by the Company lie wholly within the boundaries of the real property owned by the Company and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

4.18.         Brokers’ Fees.  No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company.

4.19.         Company Guarantees.  Schedule 4.19 contains a complete and accurate list of all Company guarantees necessary to operate the business and assets of the Company.  The Company has no Knowledge of any proposed increase to the amount of any Company guarantee upon the consummation of the transactions contemplated hereby.

4.20.         No Prepayments under Material Contracts.  The Company has not received payments prior to the Effective Time from counterparties under any of the Material Contracts earlier than required under such Material Contracts for services that will not be performed by the Company prior to the Closing Date, except to the extent the liability with respect to the provision of such services is reflected in the Effective Time Balance Sheet.

4.21.         Pipeline Matters.  Schedule 4.21 sets forth summary historical throughput data (but only to the extent the Company possess such throughput data) for the period of January 1, 2006 through June 30, 2008, including volume information.  Since the end of the period described above there has not been a material change in the throughput volumes.

4.22.         Insider Interests.  Except as disclosed on Schedule 4.22, no member, manager, partner, director, shareholder, officer, Administaff Employee, or Affiliate of the Company or any associate thereof is presently, directly or indirectly, a party to any transaction with the Company, including, without limitation, any agreement, arrangement, or understanding, written or oral, providing for the employment of, furnishing of services by, rental of real or personal property from, or otherwise requiring payments to any such member, manager, partner, director, shareholder, officer, Administaff Employee, Affiliate, or associate thereof.  No member, manager, partner, director, shareholder, officer, Administaff Employee, or Affiliate of the Company or any associate thereof owns, directly or indirectly, any interest in, or serves as a director, officer, or Administaff Employee of, any customer, supplier, or competitor of the Company.  For purposes of this Section 4.22 only, an "associate" of any member, manager, partner, director, shareholder, officer, or Administaff Employee means (i) a spouse, parent, sibling, child, mother- or father-in-law, son- or daughter-in-law, or brother- or sister-in-law of such member, manager, partner, director, shareholder, officer, or Administaff Employee or (ii) any corporation, partnership, trust, or other entity in which such member, manager, partner, director, shareholder, officer, or Administaff Employee or associate thereof has a substantial ownership or beneficial interest (other than an interest in a public corporation which does not exceed three percent of its outstanding securities) or is a director, officer, partner, or trustee or person holding a similar position.

4.23.         FCC Licenses.  The Company is not required to carry, hold, or maintain any license, permit, certificate, approval, franchise, consent, waiver, registration, or other authorization issued by the Federal Communications Commission.

4.24.         Pipeline Easements and Rights of Way.  Except as set forth on Schedule 4.24, the Company has not received written notice from any third Person and does not have Knowledge of any deficiency in any easement or right of way with respect to the entire route of all pipelines owned and used or held for use with respect to any asset which is a gathering line, processing plant or related facility.  Since the date of the formation of MMP, other than sales or assignments to customers, the Company has not sold or assigned any easement or right of way, in whole or in part, or any undivided interest therein to any party whatsoever.

4.25.         Bank Accounts and Powers of Attorney.  Schedule 4.25 includes (i) the name and address of each bank or other financial institution with which the Company has an account or safe deposit box or vault, the account and safe deposit box and vault numbers thereof, the purpose of each thereof, and the names of all persons authorized to draw thereon or to have access thereto, (ii) the names of all persons authorized to borrow funds on behalf of the Company and the names and addresses of all entities from which they are authorized to borrow funds, and (iii) the names of all persons, if any, holding proxies, powers of attorney, or other like instruments from any Company.  No such proxies, powers of attorney, or other like instruments are irrevocable.

4.26.         Investments.  The temporary cash investments reflected on the balance sheets included in the MMP Financial Statements and as reflected in the determination of Net Working Capital of the Company have maturities not more than 12 months from the date of acquisition by the Company and are held in either the Wells Fargo Money Market Mutual Fund or in cash in the bank accounts listed on Schedule 4.25.

4.27.         Offerings of Securities.  All securities which have been offered or sold by the Company have been registered pursuant to the Securities Act and applicable state securities Laws or were offered and sold pursuant to valid exemptions therefrom.  No registration statement, prospectus, private offering memorandum, or other information furnished (whether in writing or orally) to any offeree or purchaser of such securities, at the time such registration statement became effective (in the case of a registered offering) or at the time of delivery of such registration statement, prospectus, private offering memorandum, or other information, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  The Company has no obligation to register any of its securities under the Securities Act.

4.28.         Capital Expenditures.  Since January 1, 2008, other than as set forth in the Capital Expenditure List or on Schedule 2.3(d), the Company has not incurred or committed to incur any Capital Expenditures.  Each of the Capital Expenditures List and Schedule 2.3(d) sets forth in detail which projects have commenced on or prior to the Signing Date.

4.29.         Disclosure.  No representation or warranty or other statement made by the Company hereunder or on any certificates delivered pursuant hereto contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.  To the Knowledge of the Company, there exists no fact that has specific application to the Company and that may have a Material Adverse Effect on the assets, business, prospects, financial condition or results of operations of the Company that has not been set forth in this Agreement or the schedules hereto.

4.30.         Disclaimer of Additional and Implied Warranties.  The Company is making no representations or warranties, express or implied, of any nature whatsoever except as specifically set forth in this Article IV of this Agreement.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES RELATING TO BUYER

Buyer  hereby represents and warrants to Sellers as follows:

5.1.           Organization of Buyer.  Buyer is a limited partnership formed, validly existing and in good standing under the Laws of Delaware.

5.2.           Authorization; Enforceability.  Buyer has all requisite limited partnership power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by Buyer, and no other limited partnership proceeding on the part of Buyer is necessary to authorize this Agreement.  This Agreement has been duly and validly executed and delivered by Buyer, and this Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

5.3.           No Conflict; Consents.  The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby by Buyer do not and shall not:

(a)           violate any Law applicable to Buyer or require any filing with, consent, approval or authorization of, or, notice to, any Governmental Authority;

(b)           violate any Organizational Document of Buyer; or

(c)           require any filing with or permit, consent or approval of, or the giving of any notice to, any Person.

5.4.           SEC Reports and Financial Statements.  Buyer has filed all required reports, schedules, forms, statements and other documents required to be filed with the SEC (collectively, including all exhibits and schedules thereto, the “Buyer SEC Reports”).  None of the Buyer SEC Reports, as of the respective dates (and, if amended or superseded by filings prior to the date hereof or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information furnished by Buyer to the SEC solely for the purposes of complying with Regulation FD or other information furnished by Buyer to the SEC that is not considered “filed” for purposes of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.  Each of the financial statements (including the related notes) included within the Buyer SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Buyer as of the respective dates or for the respective periods set forth therein, all in accordance with GAAP consistently applied during the periods involved except otherwise noted therein.  All of such Buyer SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Buyer SEC Report), complied in all material respects as to form with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

5.5.           Litigation.  As of the date of this Agreement (a) there are no lawsuits or actions before any Governmental Authority pending or threatened in writing against Buyer that would reasonably be expected to have a Material Adverse Effect on the ability of Buyer to perform its obligations under this Agreement and (b) there are no orders or unsatisfied judgments from any Governmental Authority binding upon Buyer that would reasonably be expected to have a Material Adverse Effect on the ability of Buyer to perform its obligations under this Agreement.

5.6.           Brokers’ Fees.  No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Buyer or any of its Affiliates.

5.7.           Financial Ability.  Buyer has, through a combination of cash on hand and funds readily available under existing lines of credit, funds sufficient to fund the Cash Payment and satisfy all other costs and expenses arising in connection therewith.

5.8.           Securities Law Compliance.  Buyer (a) is acquiring the Interests for its own account and not with a view to distribution, (b) has sufficient knowledge and experience in financial and business matters so as to be able to evaluate the merits and risk of an investment in the Interests and is able financially to bear the risks thereof, and (c) understands that the Interests will, upon purchase, be characterized as “restricted securities” under state and federal securities Laws and that under such Laws and applicable regulations the Interests may be resold without registration under such Laws only in certain limited circumstances.

5.9.           Independent Investigation.  Buyer and its representatives have undertaken an independent investigation and verification of the business, operations and financial condition of the Company.  Except for the representations and warranties made by Sellers and the Company in this Agreement or in any certificate or written statement furnished or to be furnished to the Buyer pursuant to this Agreement or in connection with the transactions contemplated hereby, the Buyer acknowledges that there are no representations or warranties, express or implied, as to the condition (financial or otherwise), assets, liabilities, operations, business or prospects of the Company.

ARTICLE VI.
COVENANTS

6.1.           Conduct of Business.

(a)           From the Signing Date through the Closing, Sellers shall cause the Company to operate its business in the ordinary course and, without limiting the generality or effect of the foregoing, Sellers will use their Reasonable Efforts to cause the Company to preserve intact its business and its relationships with customers, suppliers and others having business relationships with the Company, in each case in all material respects.

(b)           Without limiting the generality or effect of Section 6.1(a), prior to the Closing, Sellers shall cause the Company not to, and Sellers and the Company shall not take any action to:

(i)           amend its Organizational Documents;

(ii)          liquidate, dissolve, recapitalize or otherwise wind up its business;

(iii)         except as required by Law or in the ordinary course of business, (A) grant or increase any bonus, salary, severance, termination or other compensation or benefits or other enhancement to the terms or conditions of employment to any of its Administaff Employees (other than bonuses granted at or prior to the Closing in connection with the transactions contemplated hereby and paid prior to the Closing and taken into account in the determination of the Net Working Capital), (B) make any change in its key management structure or (C) adopt, enter into or amend in any material respect any Plan or any Administaff Plan;

(iv)         change its accounting methods, policies or practices, except as required by applicable Law;

(v)          sell, assign, transfer, lease or otherwise dispose of any material non-current assets except pursuant to the terms of a Material Contract;

(vi)         make any Capital Expenditure other than as set forth in the Capital Expenditure List or as set forth on Schedule 2.3(d), other than reasonable capital expenditures in connection with any emergency or force majeure events affecting the Company;

(vii)        incur any indebtedness outside the ordinary course of business consistent with past practices of the Company;

(viii)       merge or consolidate with, or purchase substantially all of the assets or business of, or equity interests in, or make an investment in any Person (other than extensions of credit to customers in the ordinary course of business);

(ix)          issue or sell any equity interests, notes, bonds or other securities of the Company (except for intercompany loans from or to Sellers or their Affiliates in the ordinary course of business), or any option, warrant or right to acquire same;

(x)           amend any Tax Return or settle or compromise any federal, state, local or foreign Tax liability or enter into any agreement or preliminary settlement with any Governmental Authority concerning Taxes; make any Tax election except elections consistent with past practices and that are required to be made in connection with Tax Returns filed for any Pre-Closing Tax Period; file with, or provide to, any Governmental Authority any waiver extending the statutory period for assessment or reassessment of Taxes or any other waiver of restrictions on assessment or collection of any Taxes; or

(xi)          agree, whether in writing or otherwise, to do any of the foregoing.

6.2.           Access.

(a)           From the Signing Date through the Closing, Sellers shall afford to Buyer and its authorized Representatives reasonable access, during normal business hours and in such manner as not to unreasonably interfere with normal operation of the business, to the properties, books, contracts, records and appropriate officers and Administaff Employees of the Company and shall furnish such authorized Representatives with all financial and operating data and other information concerning the affairs of the Company as Buyer and such Representatives may reasonably request.  Sellers shall have the right to have a Representative present at all times during any such inspections, interviews and examinations.  Additionally, Buyer shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement.  Notwithstanding the foregoing, Buyer shall have no right of access to, and Sellers shall have no obligation to provide to Buyer, information relating to (i) bids received from others in connection with the transactions contemplated by this Agreement (or similar transactions) and information and analyses (including financial analyses) relating to such bids; (ii) any information the disclosure of which would jeopardize any privilege available to the Company or Sellers relating to such information or would cause the Company or Sellers to breach a confidentiality obligation; or (iii) any information the disclosure of which would result in a violation of Law.  Further, Buyer shall have no right to perform or conduct any environmental sampling or other invasive environmental investigating on or about any property, real or personal, of the Company, without the prior written consent of the Company, which consent shall not be unreasonably withheld.  Buyer and Sellers shall cooperate to ensure that the provision of access hereunder to Buyer and its authorized Representatives shall comply in all respects with the FERC’s Standards of Conduct for Transmission Providers set forth in 18 C.F.R. Part 37, et al.

(b)           The Company shall grant Buyer and its Representatives access to all Material Contracts (including all amendments), and will permit Buyer and its Representatives to make a copy of all such Material Contracts.

(c)           Buyer shall indemnify the Seller Indemnified Parties and their Representatives, and save them harmless, effective as and from the date hereof, from and against any claims, demands, actions, causes of action, damages, losses, costs, liabilities, or expenses that they or any of them may suffer or incur, or that may be made or brought against any of them, as a result of, in respect of, or arising out of any injury to the person or property of Buyer or its Representatives as a result of, or in connection with any site visits or inspections of the assets or properties of any Seller Indemnified Party unless caused by the willful misconduct or gross negligence of the Company or any Administaff Employee or other representative of the Company.  THE INDEMNIFICATION PROVISIONS IN THIS SECTION 6.2 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.

6.3.           Third Party Approvals.  Buyer and the Company shall (and shall each cause their respective Affiliates to) use Reasonable Efforts to obtain all consents and approvals of third parties that any of Buyer and the Company or their respective Affiliates are required to obtain in order to consummate the transactions contemplated hereby.

6.4.           Regulatory Filings.

(a)           From the date of this Agreement until the Closing, the Parties shall, and shall cause their respective Affiliates to:

(i)           make or cause to be made the filings required by such Party or any of its Affiliates under any Laws with respect to the transactions contemplated by this Agreement, including filings required under the HSR Act, and to pay any fees due of it in connection with such filings where due;

(ii)          comply, as promptly as is reasonably practicable, with any requests received by such Party or any of its Affiliates under the HSR Act and any other Laws for additional information, documents or other materials;

(iii)         cooperate with the other Party and furnish all information in such Party’s possession that is necessary in connection with such other Party’s filings;

(iv)         promptly inform the other Party of any communication from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of such filings;

(v)          consult and cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions and proceedings with Governmental Authorities relating to such filings;

(vi)         use Reasonable Efforts to cause the expiration of the notice or waiting periods under the HSR Act and, if applicable, any other Laws with respect to the transactions contemplated by this Agreement as promptly as is reasonably practicable;

(vii)        use Reasonable Efforts to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and

(viii)       use Reasonable Efforts to contest and resist any action or proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the transactions contemplated by this Agreement as in violation of any Law.

(b)           If a Party intends to participate in any meeting with any Governmental Authority with respect to such filings, it shall give the other Party reasonable prior notice of such meeting.

(c)           In connection with any filing under the HSR Act, Buyer and the Sellers agree to split any filing fee equally.  On the date of filing under the HSR Act or within two Business Days thereof, Sellers shall wire transfer to Buyer an amount equal to one half of the required filing fee.

6.5.           Employee and Benefit Matters.

(a)           On or before the date that is five (5) business days prior to the Closing Date, Buyer shall notify Sellers in writing of the identities of any Administaff Employees that will not be retained by the Company, Buyer or an Affiliate of Buyer after the Closing Date (“Non-Retained Employees”).  Sellers shall terminate and cause Administaff to terminate the employment of all such Non-Retained Employees on or before the Closing Date.  Any severance payment or other compensation due to any Non-Retained Employee as a result of such termination of employment shall be the responsibility and liability of Sellers and included as a current payable in the Net Working Capital adjustment.  Any Loss with respect to (i) the Administaff Employees or relating to employment or terms and conditions of employment of the Administaff Employees arising on or before the Closing Date, or (ii) under or in connection with the Administaff Plans, any Contract with Administaff, or the termination such Contract, shall be the sole responsibility of Sellers, and Sellers shall indemnify and hold harmless Buyer and its respective Affiliates, including the Company, with respect to any such Loss.  Any severance payment, other compensation, or Loss resulting from the termination by Buyer on or after the Closing Date of the employment of any Administaff Employee not designated by Buyer as a Non-Retained Employee in accordance with the requirements of this Section 6.5(a) shall be the responsibility and liability of Buyer.  Except as otherwise provided in this Section 6.5(a), Buyer shall indemnify and hold harmless Sellers and their respective Affiliates with respect to all Losses relating to or arising out of Buyer’s designation of Non-Retained Employees.

(b)           For a period of at least one year beginning on the Closing Date and subject to the remaining paragraphs of this Section 6.5, and an individual’s continued employment with or co-employment by the Company or Buyer, Buyer shall provide or cause to be provided to each Administaff Employee who is actively co-employed by the Company as of the Closing and who has not been designated by the Buyer as a Non-Retained Employee (a “Continuing Employee”) with (i) base compensation at a rate substantially similar to such Continuing Employee’s base compensation rate immediately prior to the Closing and (ii) benefits substantially similar to the benefits provided to similarly situated employees of Buyer and its Affiliates. The Parties agree that the foregoing is not a guarantee of compensation or benefits or continuing employment or co-employment by Buyer.

(c)           Buyer shall make Reasonable Efforts to cause each Continuing Employee and such Continuing Employee’s eligible dependents (including all such dependents covered immediately prior to the Closing Date by an Administaff Plan that is a group health plan), to (i) be eligible for coverage under group health, prescription drug, dental and similar type welfare benefit plans maintained by Buyer or that provide benefits to the Continuing Employee and such Continuing Employee’s eligible dependents, effective immediately on the date coverage ceases under the Administaff Plans, and (ii) for purposes of satisfying deductibles, out-of-pocket maximums or other similar limitations, credit such Continuing Employee and such Continuing Employee’s eligible dependents, for the year during which such coverage under such plans begins, with any deductibles, co-insurance and co-payments already incurred during such year under the Administaff Plans that provide similar benefits but only if the Administaff Plan and the comparable Plans in which the Continuing Employees become eligible to participate after the Closing have the same plan year .

(d)           Buyer shall make Reasonable Efforts to cause any employee benefit plans that cover the Continuing Employees to recognize each Continuing Employee’s years of service and level of seniority prior to the Closing Date with Sellers, the Company, and its Affiliates (including service and seniority with any other employer that was recognized by Sellers, the Company, or their respective Affiliates) for purposes of terms of employment and eligibility and vesting, but not for purposes of benefit accrual, retirement eligibility, or benefit determination, under such plans and programs, including paid vacation, paid sick time, severance benefits and employer contribution rates under retirement plans.  For purposes of this Section 6.5(d), only actual years of service based on the hire date with the Company shall be credited with respect to a Continuing Employee; provided, however, that a Continuing Employee shall receive the same credit for years of service that such Continuing Employee had as of the Closing Date for purposes of Buyer’s or an Affiliate’s paid vacation leave.  Buyer shall make Reasonable Efforts to cause each employee welfare benefit plan or program sponsored by Buyer or one of its Affiliates that a Continuing Employee may be eligible to participate in on or after the Closing Date to waive any preexisting condition exclusion or any proof of insurability requirement with respect to participation and coverage requirements applicable to such Continuing Employee or such Continuing Employee’s dependents.

(e)           The Company shall, to the extent administratively feasible, make all payments under Section 2.3(f) prior to the Closing and shall not make any such payment to an individual unless (i) such individual has signed and, where applicable, not revoked a general release in the appropriate form attached as Exhibit F (other than payments described in Section 6.5(j) below), and (ii) where applicable, a period of not less than seven (7) days has elapsed following the execution and delivery by such individual’s acceptance of the general release.  The Company shall deliver a copy of the applicable general release to each individual to whom the Company elects to make a payment pursuant to Section 2.3(f) as soon as reasonably practical after the date of this Agreement.

(f)            Prior to the Closing Date, the Company shall take all actions necessary to (i) terminate all of the Company Plans effective as of the day prior to the Closing Date, and (ii) terminate the Company’s participation in the Administaff Plans effective (1) for any Administaff Plan that includes a cash or deferred arrangement described in Section 401(k) of the Code, as of the day prior to the Closing Date, and (2) for all other Administaff Plans, as of the Closing Date.

(g)           At least five (5) Business Days prior to the Closing Date, the Company shall submit a schedule to Buyer identifying the total amount of any accrued but unused vacation or paid time off benefits and the rate of accrual for vacation pay for each employee.  Buyer shall credit, or cause an Affiliate to credit, the Continuing Employees  with their accrued by unused vacation under its vacation policy and/or paid time off policy for use in 2008 under the terms of such policy and, to the extent such accrued but unused vacation is not used by a Continuing Employee is 2008, Buyer shall allow, or cause an Affiliate to allow, such Continuing Employee to carry over into 2009 any remaining accrued but unused vacation in accordance with its vacation policy and pay such Continuing Employee the value of any such remaining accrued but unused vacation that is not carried over.

(h)           In the event that Buyer is unable to provide for immediate participation by the Continuing Employees in a group health plan as of the Closing, the Buyer agrees to reimburse or cause an Affiliate to reimburse to each Continuing Employee who elects COBRA continuation coverage under an Administaff Plan that is a group health plan an amount equal to the excess of the COBRA premium over the premium that such Continuing Employee was required to paid immediately prior to the Closing for such coverage under the Administaff Plan that is a group health Plan.  Such reimbursement shall be made within ten (10) Business Days after the payment by such Continuing Employee of each COBRA premium payment.

(i)            Prior to the Closing, the Company will correct, where possible and permissible, any items described in Schedule 4.15(c).

(j)            Prior to the Closing, the letter agreements related to rights to acquire equity interests in the Company and retention bonuses described in that certain letter from Seller to Buyer dated as of the date of this Agreement shall be terminated and settled by the Company without any future liability to the Company, Buyer or any Affiliate of Buyer.

6.6.           Books and Records.  From and after the Closing:

(l)            Sellers and the Company may retain a copy of any or all of the data room materials and other books and records relating to the business or operations of the Company on or before the Closing Date.

(m)           Buyer shall preserve and keep a copy of all data room materials and all books and records relating to the business or operations of the Company on or before the Closing Date in Buyer’s possession for a period of at least seven (7) years after the Closing Date.  After such seven (7) year period, before Buyer shall dispose of any such data room materials or books and records, Buyer shall give Sellers at least ninety (90) days’ prior notice to such effect, and Sellers shall be given an opportunity, at their cost and expense, to remove and retain all or any part of such data room materials and books and records as Sellers may select.  Buyer shall provide to Sellers, at no cost or expense to Sellers, full access to such data room materials and books and records as remain in Buyer’s possession and full access to the properties and employees of Buyer and the Company in connection with matters relating to the business or operations of the Company on or before the Closing Date and any disputes relating to this Agreement.

6.7.           Permits.  Buyer shall provide all notices and otherwise take all actions required to transfer or reissue any Permits, including those required under Environmental Laws, as a result of or in furtherance of the transactions contemplated by this Agreement.  The Company shall use Reasonable Efforts to cooperate with Buyer to provide information necessary to apply for such Permits.

6.8.           Director and Officer Indemnification.  For a period of not less than six (6) years after the Closing Date, Buyer shall cause the Organizational Documents of MMP and each MMP Affiliate Company to continue to include the same provisions concerning the exculpation, indemnification, advancement of expenses to and holding harmless of, all past and present employees, officers, agents and directors of such entity for acts or omissions occurring at or prior to the Closing as are contained in such documents as of the date of execution of this Agreement, and Buyer shall cause MMP and each MMP Affiliate Company to honor jointly and severally all such provisions, including making any indemnification payments and expense advancements thereunder.  If any indemnifiable claim is asserted or made within such six (6) year period, all rights to indemnification and advancement of expenses in respect of such claim shall continue to the extent currently permitted under the relevant entity’s Organizational Documents until such claim is disposed of or all orders in connection with such claim are fully satisfied.  The foregoing provisions of this section shall not apply with respect to any breaches of representations, warranties, or covenants under this Agreement by the Company or any Seller whether or not the period of survival of such breached representation, warranty or covenant shall have expired under this Agreement.  The Company shall also purchase, prior to the Closing, a run-off policy with respect to the Company’s current Director and Officer Insurance Policy, in order to extend such policy’s claims coverage (for periods prior to the Closing) for 6 years after the Closing Date.

6.9.           Company Guaranties. Buyer shall use Reasonable Efforts to obtain from the respective beneficiary, in form and substance reasonably satisfactory to Sellers, on or before the Closing, valid and binding written releases of Sellers and their Affiliates, as applicable, from any liability or obligation, whether arising before, on or after the Closing Date, under any Company Guaranty disclosed under this Agreement and in effect as of the Closing, including by providing substitute guaranties with terms that are at least as favorable to the counterparty as the terms of the applicable Company Guaranties and by furnishing letters of credit, instituting escrow arrangements, posting surety or performance bonds or making other arrangements as the counterparty may reasonably request.

(a)           Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that at any time on or after the Closing Date, any of Sellers and their Affiliates may, in its sole discretion, take any action to terminate, obtain release of or otherwise limit its liability under any and all outstanding Company Guaranties as allowed under this Agreement.

(b)           BUYER SHALL INDEMNIFY AND HOLD HARMLESS SELLERS AND THEIR AFFILIATES FROM AND AFTER THE CLOSING FOR ANY LOSSES ARISING OUT OF OR RELATING TO ANY COMPANY GUARANTIES, WHETHER OR NOT SUCH GUARANTIES HAVE BEEN RELEASED.

6.10.         Acquisition Proposals.  From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement, none of the Sellers, the Company, or any Affiliate shall, directly or indirectly, (i) solicit, initiate, or knowingly encourage any Acquisition Proposal (defined below) or (ii) engage in discussions or negotiations with, or disclose any nonpublic information relating to the Company to, any Person that is considering making or has made an Acquisition Proposal.  The Sellers, the Company and its Affiliates shall immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any persons conducted heretofore with respect to any Acquisition Proposal and shall promptly request each such Person who has heretofore entered into a confidentiality agreement in connection with an Acquisition Proposal to return to Seller and the Company all confidential information heretofore furnished to such person by or on behalf of any of the Sellers or the Company.  If any of the Sellers, the Company or any of their respective Affiliates shall hereafter receive any Acquisition Proposal, such Seller and the Company shall immediately communicate the terms of such proposal to Buyer.  The term "Acquisition Proposal", as used herein, means any offer or proposal for, or any indication of interest in, a merger, sale consolidation or other business combination involving the Company or its assets or the acquisition of any equity interest in the Company, other than the transactions contemplated by this Agreement.

6.11.         Nonsolicitation.

(a)           No Seller shall, nor will it permit any Affiliate to, for a period commencing upon the Closing Date and ending upon the second anniversary thereof, either directly or indirectly, recruit or hire or attempt to recruit or hire, directly or by assisting others, any employee, consultant, or independent contactor of the Company; provided, that this shall not restrict a Seller or its Affiliates from hiring an employee, consultant, or independent contactor of the Company who responds to a general solicitation through a newspaper, online service, recruiting firm or similar service or medium.

(b)           The covenants contained in this Section 6.11 on the part of the Sellers will be construed as ancillary to and independent of any other provision of this Agreement, and the existence of any claim or cause of action of the Sellers against Buyer or any officer, director, or shareholder of Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer of the covenants of Seller contained in this Section 6.11.

(c)            If any Seller violates any covenant contained in this Section 6.11 and Buyer brings legal action for injunctive or other relief, Buyer shall not, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full period of any such covenant.  Accordingly, the covenants of the Sellers contained in this Section 6.11 shall be deemed to have durations as specified above, which periods shall commence upon the later of (i) the Closing Date and (ii) the date of entry by a court of competent jurisdiction of a final judgment enforcing the covenants of such Seller in this Section 6.11.

(d)           The covenants of the Sellers contained in this Section may be assigned by Buyer to any person to whom the business of the Company is transferred substantially as an entirety, it being the intention of the parties hereto that such covenants shall inure to the benefit of any successor to the business and assets of the Company, with the same force and effect as if such covenants had been made directly to such successor or successors.

6.12.         Sellers’ Representative.  The Sellers hereby appoint O’Shea as their representative (“Sellers’ Representative”), who shall be one of the Sellers or an Affiliate of one of the Sellers, to act as the representative to the Sellers with respect to all matters under this Agreement and the performance of the terms and provisions hereunder.  In particular, the Sellers’ Representative may receive any notice hereunder for the Sellers, such receipt being deemed delivery of such notice to all of the Sellers, and the Sellers’ Representative shall comply with the terms set forth in the Escrow Agreement and may enforce its rights as set forth therein.  Additionally, any payments required to be paid to Sellers hereunder may be paid to the Sellers’ Representative, unless Buyer is directed otherwise.

6.13.         Financial Statements.  MME Unit Holdings, LLC shall make John O’Shea and Kevin Coxon available to assist, and the Company shall use its Reasonable Efforts to assist, Buyer in preparing financial statements of the Company in such form and covering such periods as may be required by any applicable securities Laws to be filed with the Securities and Exchange Commission by Buyer as a result of the transactions contemplated by this Agreement and the acquisition of the Company by Buyer.  MME Unit Holdings, LLC shall make John O’Shea and Kevin Coxon available to assist, and the Company shall use its Reasonable Efforts to cause, the independent public accountants of the Company to provide any consent necessary to the filing of such financial statements with the Securities and Exchange Commission and to provide such customary representation letters as are necessary in connection therewith.

6.14.         Termination of Agreements.  Prior to the Closing Date, Sellers and the Company shall have terminated, at no cost or expense to the Company, Buyer or any Affiliate of Buyer, (i) each Contract with Administaff and each Administaff Plan; (ii) all voting agreements governing the Interests, the registration rights agreements and warrants listed on Exhibit A; (iii) the independent contractor agreement between the Company and TGAAP Marketing Services, LLC as disclosed on Schedule 4.22 hereof; and (iv) such other documents and Contracts as may be requested by Buyer.

6.15.         Updating Disclosure Schedules.  The Company shall have the right to update Disclosure Schedules to:

(a)           add a Material Contract to Schedule 4.9, but only to the extent such Material Contract (i) was inadvertently omitted from the Disclosure Schedules as of the date hereof, and (ii) it does not impose any liability to the Company outside the ordinary course of business;

(b)           revise Schedule 4.4 with respect to pending litigation to the extent the Company receives service of process after the date hereof, or any threatened litigation to the extent that the Company obtains Knowledge after the date hereof; provided, however, that any such matter shall be deemed to be Retained Litigation for purposes of this Agreement;

(c)           revise Schedule 4.12 with respect to environmental permitting matters to the extent that the Company obtains Knowledge after the date hereof; provided, however, that any such matter shall be deemed to be Retained Environmental Obligation for purposes of this Agreement; and

(d)           address matters that occur after the date hereof, but that are in compliance with the Company’s covenants set forth in Section 6.1.

To the extent the Disclosure Schedules are updated in accordance with the foregoing, such update shall be deemed to have been accepted by the Parties, and may not be used to claim a breach of the underlying representation.

6.16.         Rule 144 Reporting.  With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of the Buyer Units to the public without registration, Buyer shall:

(a)           make and keep public information regarding Buyer available, as those terms are understood and defined in Rule 144 under the Securities Act for at least one year from the acquisition by Sellers of the Buyer Units; and

(b)           so long as a Seller owns any Buyer Units, furnish to such Seller forthwith upon request a copy of the most recent annual or quarterly report of Buyer, and such other reports and documents so filed as such Seller may reasonably request in availing itself of any rule or regulation of the SEC allowing such Seller to sell any such Buyer Units without registration.

6.17.         Distributions.  The Company shall distribute the Effective Time Distributable Cash immediately prior to the Closing Date.

6.18.         Delivery of Payoff Letters and Lien Releases.  Prior to the Closing Date, Sellers and the Company shall obtain and deliver to Buyer written evidence in form and substance reasonably satisfactory to Buyer setting forth the payoff amount for all Indebtedness for Borrowed Money of the Company or any Seller who has granted a Lien on the Interests to be sold hereunder, as applicable, including costs and expenses associated therewith, which amounts shall be paid by Buyer with a corresponding reduction in the Cash Payment.

6.19.         Buyer Unit Distributions.  Each Seller hereby waives any right it may have to any dividend or distribution to which it may be entitled with respect to the Buyer Units it receives hereunder for the third quarter of Buyer’s 2008 fiscal year (notwithstanding the fact that such Seller may be the record (and beneficial) holder of such Buyer Units as of the applicable record date for distributions).  Buyer shall expressly exclude the Buyer Units from eligibility for any payment of the third quarter 2008 distribution.

ARTICLE VII.
TAX MATTERS

7.1.           Responsibility for Filing Tax Returns and Paying Taxes.

(a)           Buyer and Sellers agree to treat the sale of the Interests by the Sellers for U.S. federal income tax purposes as a sale in 2008 of the Interests by the Sellers and a purchase in 2008 of all of the assets of MMP and the MMP Affiliated Companies (other than Sweeny) by the Buyer (as described in Situation 2 of Revenue Ruling 99-6, 1999-1 C.B. 432).  The existence of MMP as a partnership for U.S. federal income tax purposes shall terminate as of the Closing Date.  The parties hereby agree that (i) to the extent any Sellers receive Buyer Units in exchange for the assignment, sale or transfer of his, her or its Interest, the assignment of such Interest to Buyer shall be treated as an exchange of such Interest for Buyer Units of Buyer and shall be treated as a contribution to Buyer under Section 721 of the Code, and (ii) to the extent any Sellers receive cash for the assignment, sale or transfer of all or a portion of his, her or its Interest to Buyer, the parties hereby agree to treat such assignment, sale or transfer as a sale of such Seller’s Interest for cash.  If, contrary to the forgoing, the Parties hereto are required to treat the assignment, sale or transfer of the Interests as a merger or consolidation of the Company with and into Buyer pursuant to Section 708(b)(2)(A) of the Code, then the parties hereto intend that:  (i) such merger or consolidation shall be treated in the manner set forth in the Treasury Regulations Section 1.708-1(c)(3)(i); (ii) this Agreement is intended to and shall constitute an election to treat such assignment, sale or transfer as a sale of Interests by Sellers to the extent of cash received, pursuant to Treasury Regulations Section 1.708-1(c)(4); and (iii) to the extent of cash received by any Seller, to treat such Sellers as selling their respective Interest for cash pursuant to Treasury Regulations Section 1.708-1(c)(4) and Example 5 of the Treasury Regulations Section 1.708-1(c)(5). The Company shall, if not already in effect, make the election provided by Code Section 754 in accordance with Treasury Regulations Section 1.754-1(b) effective for the taxable year of the Company that includes the Closing Date.

(b)           Sellers shall prepare and timely file all Tax Returns required to be filed by or with respect to MMP and each of the MMP Affiliated Companies for a Pre-Closing Tax Period.  For the avoidance of doubt, Sellers shall cause to be prepared and timely filed the federal and Louisiana income Tax Returns for MMP and the MMP Affiliated Companies on IRS Form 1065 and Louisiana Form IT-565 for the period that ends on the Closing Date.  Buyer shall file all other Tax Returns required to be filed by or with respect to MMP and each of the MMP Affiliated Companies.  Sellers shall pay and be responsible for all income Taxes owed with respect to a Pre-Closing Tax Period and shall pay and be responsible for all other Taxes for periods (or portions of a Straddle Period, as defined below) ending on or before the Effective Time, except to the extent that such Taxes were taken into account in the calculation of Estimated Effective Time Net Working Capital.  Buyer shall pay and be responsible for all income Taxes owed with respect to all periods ending after the Closing Date and shall pay and be responsible for all other Taxes (other than income taxes) for periods, (or portions of a Straddle Period) ending after the Effective Time.  Liability for Taxes (other than income Taxes) for any Tax period that includes but does not end on the Effective Time (a “Straddle Period”) shall be apportioned between Buyer and Sellers as follows:  (i) property and similar ad valorem Taxes or franchise Taxes based solely on capital shall be apportioned to the Sellers for the period up to and including the Effective Time and to the Buyer for the period after the Effective Time on a ratable daily basis; and (ii) all other Taxes shall be apportioned between Buyer and Sellers based on an interim closing of the books of MMP and each of the MMP Affiliated Companies as of the Effective Time.  For this purpose, any franchise Tax paid or payable with respect to MMP or the MMP Affiliated Companies shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another taxable period is obtained by the payment of such Tax.  Buyer shall file, or cause to be filed, all Tax Returns with respect to a Straddle Period.  Buyer shall provide a copy of each such Tax Return at least twenty (20) days before the due date for such Tax Return along with a computation of the allocations of Tax, if any, to Sellers.  Prior to the filing of such Tax Returns, Buyer shall make any revisions or adjustments reasonably requested by Sellers.  Five (5) days before the due date for such a Tax Return, the Sellers shall pay Buyer the excess, if any, of the Sellers’ share of the Taxes for such Straddle Period, as determined in this Section 7.1(b), over the amount of such Taxes taken into account in calculation of the Estimated Effective Time Net Working Capital.  Buyer and Sellers shall each provide the other with all information reasonably necessary to prepare a Tax Return.  Buyer agrees not to amend Sellers’ previously filed Tax Returns without Sellers’ prior consent, which consent shall not be unreasonably withheld.

7.2.           Responsibility for Tax Audits and Contests.  Sellers shall control any audit or contest with respect to income Taxes for a Pre-Closing Tax Period or, with respect to all other Taxes, for a period ending on or before the Effective Time and Buyer shall control any other audit or contest; provided, however, that the Party with the greater potential Tax liability shall control any audit or contest with respect to a year during which a Straddle Period occurs; provided further, that the Party so in control of an audit or contest with respect to a Straddle Period shall allow the other Party to participate at such other Party’s cost and expense.  The Party in control of an audit or controversy shall keep the other Party informed of the status of the audit or controversy (including providing copies of correspondence and pleadings).  Neither Buyer nor Sellers shall settle any audit or contest in a way that would adversely affect the other Party without the other Party’s written consent, which the other Party shall not unreasonably withhold.  Buyer and Sellers shall each provide the other with all information reasonably necessary to conduct an audit or contest with respect to Taxes.

7.3.           Tax Refunds.  Sellers shall be entitled to any refund of Taxes paid with respect to income Taxes for a Pre-Closing Tax Period or, with respect to all other Taxes, for a period ending on or before the Effective Time.  Buyer shall be entitled to all other refunds except that refunds for a Straddle Period shall be apportioned based on the Taxes that were paid by or on behalf of Buyer and Sellers.  If a Party receives a refund to which the other Party is entitled, the Party receiving the refund shall pay it to the Party entitled to the refund within two (2) Business Days after receipt.

7.4.           Transfer Taxes.  Buyer and Sellers shall be jointly responsible for state or local transfer, sales, use, stamp, registration or other similar Taxes resulting from the transactions contemplated by this Agreement.

7.5.           Purchase Price Allocation.  At least five (5) days prior to the Closing, Buyer shall deliver its proposed Allocation (as defined below) to the Sellers.  Sellers and Buyer shall thereafter use their best efforts to agree on the Allocation.  The Purchase Price (together with the liabilities of the Company assumed by the Buyer) shall be allocated among the assets of the Company in accordance with Section 1060 of the Code and the Treasury regulations thereunder (and any similar provision of state, local or foreign Law, as appropriate) (the "Allocation").  Sellers and Buyer shall report the transactions contemplated hereby on all Tax Returns, including, but not limited to Form 8594, in a manner consistent with the Allocation.  After Closing, if the adjusted Purchase Price (as computed under Article II) differs from the Purchase Price and if such difference requires an adjustment to the Allocation in order for such Allocation to comply with this Section 7.5, Sellers shall prepare such adjustment to the Allocation which adjustment shall be submitted to Buyer, and Sellers and Buyer shall use their best efforts to agree on the final adjustment within 30 days after the determination of the adjusted Purchase Price.  Buyer and its Affiliates shall timely and properly prepare, execute, file, and deliver all such documents, forms, and other information as Sellers may reasonably request in preparing any required adjustment to the Allocation.  If, contrary to the intent of the parties hereto as expressed in this Section 7.5, any Taxing authority makes or proposes an allocation different from the Allocation determined under this Section 7.5, Sellers and Buyer shall cooperate with each other in good faith to contest such Taxing authority's allocation (or proposed allocation), provided, however, that, after consultation with the party (or parties) adversely affected by such allocation (or proposed allocation), the other party (or parties) hereto may file such protective claims or Tax Returns as may be reasonably required to protect its (or their) interests.

7.6.           Disputes over Tax Provisions.  The Accountants shall resolve any dispute between Buyer and Sellers over the calculation of Taxes and under this Article VII substantially in the manner described in Section 2.3(a)(iii).

7.7.           Interim Closing.  With respect to determining Sellers’ distributive shares of the tax items attributable to Sweeny for the 2008 taxable year, Sellers shall use the interim closing of the books method described in Treasury Regulation Section 1.706-1(c)(2)(ii) determined as of the Closing Date.

ARTICLE VIII.
CONDITIONS TO CLOSING

8.1.           Conditions to Obligations of Buyer.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Buyer:

(a)           Representations, Warranties and Covenants of Sellers.  (i) Each of the representations and warranties of Sellers and the Company made in this Agreement will be true and correct as of the date of this Agreement and as of the Closing (as if made anew at and as of the Closing), (ii) Sellers and the Company shall have performed or complied with all of the covenants and agreements required by this Agreement to be performed or complied with by Sellers and the Company on or before the Closing, and (iii) Sellers and the Company shall have delivered to Buyer a certificate, dated the Closing Date, certifying that the conditions specified in this Section 8.1(a) have been fulfilled;

(b)           Third Party Consents; Governmental Approvals.  All consents, approvals or waivers, if any, disclosed on any schedule to this Agreement or otherwise required in connection with the consummation of the transactions contemplated by this Agreement have been received.  All of the consents, approvals, authorizations, exemptions and waivers from Governmental Authorities that will be required to enable Buyer to consummate the transactions contemplated by this Agreement have been obtained;

(c)           HSR Approval.  The waiting period under the HSR Act applicable to the consummation of the sale and purchase of the Interests contemplated hereby shall have expired or been terminated;

(d)           No Injunction, Etc.  No provision of any applicable Law and no order will be in effect that will prohibit or restrict the consummation of the Closing;

(e)           No Proceedings.  No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing or seeking Losses from Buyer or Sellers incident to this Agreement or the transactions contemplated hereby, will have been instituted by any Person before any Governmental Authority and be pending;

(f)           Resignations of Officers, Directors, and Managers.  The resignations (or evidence of removal) of each officer, director, and manager of the Company effective as of the Closing;

(g)           No Material Adverse Effect.  Since Balance Sheet Date, there shall not have been any Material Adverse Effect with respect to the Company or Buyer;

(h)           Assignment of Interests and Delivery of Certificates, etc.  Buyer shall have received an Assignment of Interests in form and substance reasonably acceptable to Buyer, duly executed by each Seller along with the certificates, documents and agreements representing a part of the Interests to be sold to Buyer hereunder, all of which shall be free and clear of all Liens and Encumbrances;

(i)            Legal Opinions.  Buyer shall have received (i) an opinion of counsel for the Company in substantially the form attached hereto as Exhibit G, (ii) an opinion of counsel for the respective Sellers regarding due authority, execution and enforceability as it relates to the respective Seller and no violations of organizational documents or applicable Law; and (iii) a tax opinion from the Company’s counsel, dated the Closing Date, that at least 90% of the gross income earned by the Company is “qualifying income” as that term is defined in Code Section 7704(d);

(j)            Net Working Capital.  Buyer shall have received and agreed to the Sellers’ written calculation of Estimated Effective Time Net Working Capital;

(k)           Marketing Agreement.  Buyer and Coxon (or an entity controlled by Coxon) shall have entered into a consulting agreement in substantially the form attached hereto as Exhibit H;

(l)            Noncompetition Agreements.  Buyer and each of MME Unit Holdings, LLC, O’Shea and Coxon shall have entered into the noncompetition agreement in substantially the form attached hereto as Exhibit I;

(m)           Transition Services Agreement.  Buyer and O’Shea shall have entered in to the Transition Services Agreement in substantially the form attached hereto as Exhibit J;

(n)           Escrow Agreement.  Buyer, Sellers and the Escrow Agent shall have entered into the escrow agreement for the Escrow Deposit in substantially the form attached hereto as Exhibit C ;

(o)           Special Indemnity Agreement.  Buyer and Sellers shall have entered into the Special Indemnity Agreement in substantially the form attached hereto as Exhibit D;

(p)           FIRPTA Certificate.  Each Seller shall have executed and delivered to Buyer a certificate in form and substance reasonable satisfactory to Buyer to the effect that each Seller is not a “foreign person” within the meaning of Code Section 1445 and the Treasury Regulations thereunder;

(q)           Payment of Bank and Other Indebtedness.  Buyer shall have received written evidence in form and substance reasonable satisfactory to Buyer setting forth the payoff amount for all Indebtedness for Borrowed Money of the Company or any Seller who has granted a Lien on the Interests to be sold hereunder, as applicable, including costs and expenses associated therewith, which amounts shall be paid by Buyer with a corresponding reduction in the Cash Payment;

(r)           Release of Liens.  Buyer shall have received written evidence in form and substance reasonably satisfactory to Buyer that all Liens on the assets of the Company or on the Interests of any Seller securing Indebtedness for Borrowed Money will be released upon payment thereof by Buyer;

(s)           Settlement of Hedges.  Sellers and the Company  shall have settled, terminated or unwound all natural gas, ethane and crude oil calls, puts, swaps and other commodity or interest rate hedges of the Company, and pursuant to Section 2.2(d) all costs and expenses associated therewith shall have been taken into account as an adjustment to the Cash Payment, if settled, terminated or unwound between the Effective Time and the Closing Date, or taken into account in calculating Effective Time Net Working Capital if settled, terminated or unwound prior to the Effective Time;

(t)           Allocation of Purchase Price Among Sellers.  Each Seller shall have executed and delivered to Buyer a written acknowledgement of the allocation by percentage and the amount of distribution of the Purchase Price among all the Sellers, as set forth on Schedule 2.2(a), and Sellers shall, jointly and severally, release and indemnify Buyer and the Company from any and all claims made by any Person arising out of or related to the payment of the Purchase Price in accordance with such allocation;

(u)           Release by Sellers, Officers and Directors.  Except for the rights provided in this Agreement, each Seller and each officer and director of the Company shall execute and deliver to Buyer and the Company a general release and waiver in form and substance reasonable satisfactory to Buyer regarding any and all claims, causes of action, rights and entitlements of such Seller, officer, or director, including, without limitation, any rights and entitlements of the Sellers arising from the agreement which they purchased their Interests in MMP;

(v)           Nonsolicitation Agreements.  Buyer shall have received Nonsolicitation Agreements executed by each of Joe Sutton and George Sakellaris, which agreements shall contain substantially the same terms and provisions as set forth in Section 6.11 hereof;

(w)           Termination of Agreements.  Buyer shall have received evidence that each of the documents and agreements described in Section 6.14 shall have been terminated without any cost or liability to the Company or Buyer; and

(x)           Miscellaneous.  Sellers and the Company shall have delivered such other certificates, instruments of conveyance, and documents as may be reasonably requested by Buyer and agreed to by Sellers and the Company prior to the Closing Date to carry out the intent and purposes of this Agreement.

8.2.           Conditions to the Obligations of Sellers.  The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Sellers:

(a)           Representations, Warranties and Covenants of Buyer.  (i) Each of the representations and warranties of Buyer made in this Agreement will be true and correct as of the date of this Agreement and as of the Closing (as if made anew at and as of the Closing), (ii) Buyer shall have performed or complied in all material respects with all of the covenants and agreements required by this Agreement to be performed or complied with by Buyer on or before the Closing, and (iii) Buyer shall have delivered to Sellers a certificate, dated the Closing Date, certifying that the conditions specified in this Section 8.2(a) have been fulfilled;

(b)           Third Party Consents; Governmental Approvals.  All consents, approvals or waivers, if any, disclosed on any schedule to this Agreement or otherwise required in connection with the consummation of the transactions contemplated by this Agreement have been received.  All of the consents, approvals, authorizations, exemptions and waivers from Governmental Authorities that will be required to enable Sellers to consummate the transactions contemplated by this Agreement have been obtained;

(c)           HSR Approval.  The waiting period under the HSR Act applicable to the consummation of the sale and purchase of the Interests contemplated hereby shall have expired or been terminated;

(d)           No Injunction, Etc.  No provision of any applicable Law and no order will be in effect that will prohibit or restrict the consummation of the Closing;

(e)           No Proceedings.  No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing or seeking Losses from Buyer or Sellers incident to this Agreement or the transactions contemplated hereby, will have been instituted by any Person before any Governmental Authority and be pending;

(f)            No Material Adverse Effect.  Since June 30, 2008, there shall not have been any Material Adverse Effect with respect to Buyer; provided, however, if Sellers, in good faith, establish that this condition has not been met, this condition can be satisfied by Buyer, in the sole discretion of Buyer, if Buyer tenders to Sellers the aggregate amount of $55,000,000 in immediately available funds in lieu of delivering to Sellers Buyer Units as contemplated in Section 2.2 hereof. In such event, the Escrow Deposit shall be funded with $25,000,000 in cash rather than Buyer Units and the Parties hereto agree that provisions relating to this Agreement and the documents and agreements to be executed and delivered at the Closing shall be amended and/or modified  to give effect to this change; and

(g)           Other Deliveries.  Buyer shall have delivered such other certificates, instruments, and documents as may be reasonably requested by Sellers and agreed to by Buyer prior to the Closing Date to carry out the intent and purposes of this Agreement.

ARTICLE IX.
INDEMNIFICATION

9.1.           Survival.  The representations and warranties in this Agreement contained in this Agreement shall survive the Closing until eighteen (18) months after the Closing Date, except that (i) the representations and warranties in Section 3.7 (Payment of Taxes) shall survive until the expiration of the applicable statute of limitations and (ii) the representations and warranties in Section 3.1 (Organization of Seller), Section 3.2 (Authorization; Enforceability), Section 3.4 (Ownership of Interests), Section 5.1 (Organization of Buyer), and Section 5.2 (Authorization; Enforceability) shall survive indefinitely. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement will survive the time at which it would otherwise terminate pursuant to the preceding sentence if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity has been given to the Party against whom such indemnification may be sought prior to such time; provided that such right of indemnity shall continue to survive and shall remain a basis for indemnification hereunder only until the related claim for indemnification is resolved or disposed of in accordance with the terms hereof.  All covenants contained in this Agreement shall survive without limitation or shall continue in effect as provided therein.  Any (i) Retained Environmental Obligations; (ii) Retained Litigation; or (iii) any other matter as to which a claim has been asserted by written notice to the Party against whom indemnification may be sought is pending or unresolved at the end of any applicable limitation period shall continue to be covered by this Article IX until such matter is finally terminated or otherwise resolved under this Agreement or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.  Buyer’s reasonable, good faith estimate of the maximum amount that may be necessary to settle, dispose of, or otherwise satisfy Losses associated with all pending and unresolved claims existing as of the expiration of the eighteen (18) month period described above shall be retained by the Escrow Agent and any amounts held by the Escrow Agent in excess thereof shall be released to Sellers.

9.2.           Indemnification.

(a)           From and after the Closing, each Seller (individually, and not jointly or severally) will indemnify, defend and hold harmless Buyer and its officers, members, directors, employees and Affiliates (the “Buyer Indemnified Parties”) against any and all Losses Buyer shall suffer (any Loss of the Company after the Closing Date shall be deemed a Loss suffered by Buyer) as a result of, relating to or arising out of (i) any failure or breach of any representation or warranty (without regard to the terms “material,” “Material Adverse Effect” or any derivative thereof in the representations and warranties or in any defined terms used therein) made by that respective Seller pursuant to Article III under this Agreement to be true and correct as of the date hereof and as of the Closing (as if made anew at and as of the Closing), or (ii) the breach of any covenant or agreement made or to be performed by such Seller pursuant to this Agreement.

(b)           Subject to the limitations set forth in Section 9.3, from and after the Closing, the Buyer Indemnified Parties shall be entitled to indemnity against any and all Losses incurred or suffered by Buyer (any such Loss of the Company shall be deemed a Loss suffered by Buyer) as a result of, relating to or arising out of any failure or breach of any representation or warranty (without regard to the terms “material,” “Material Adverse Effect” or any derivative thereof in the representations and warranties or in any defined terms used therein) made by the Company pursuant to Article IV under this Agreement to be true and correct as of the date hereof and as of the Closing (as if made anew at and as of the Closing).

(c)           Subject to the limitations set forth in Section 9.3, from and after the Closing, the Buyer Indemnified Parties shall be entitled to indemnity against any and all Losses incurred or suffered by Buyer (any such Loss of the Company shall be deemed a Loss suffered by Buyer) as a result of, relating to or arising out of the matters more particularly described in the Special Indemnity Agreement.

(d)           Subject to the limitations set forth in Section 9.3, from and after the Closing Date, the Buyer Indemnified Parties shall be entitled to indemnity against any and all Losses incurred or suffered by Buyer as a result of, relating to or arising out of the Retained Compliance Matters, Retained Environmental Obligations, Retained Hurricane Repair Obligations or the Retained Litigation.

(e)           From and after the Closing, Buyer will indemnify, defend and hold harmless Sellers and their officers, members, directors, employees and Affiliates (the “Seller Indemnified Parties”) against any and all Losses incurred or suffered as a result of, relating to or arising out of (i) any failure of any representation or warranty made by Buyer in this Agreement to be true and correct as of the Closing (as if made anew at and as of the Closing), (ii) the breach of any covenant or agreement made or to be performed by Buyer pursuant to this Agreement, and (iii) the operation of the business of the Company after the Closing Date.

(f)            Buyer’s right to indemnification in accordance with the provisions of this Article IX will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or obligation set forth in this Agreement.

(g)           THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE IX SHALL BE ENFORCEABLE REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.

9.3.           Limitations on Liability.

(a)           In the event a Buyer Indemnified Party has a claim for indemnification against an individual Seller under Section 9.2(a) hereof, then the Buyer Indemnified Party’s sole and exclusive remedy shall be, at the election of the Buyer Indemnified Party, against (i) that respective Seller, and shall not have an indemnification claim against any other Sellers; and/or (ii) that respective Seller’s pro rata interest in the Escrow Deposit as referenced on Exhibit A hereto.

(b)           A Buyer Indemnified Party shall not be entitled to indemnity under Section 9.2(b) of this Agreement (other than on account of a breach of Section 4.3(b)) for Losses with respect to any claim (or group of related claims that result from substantially the same or substantially related circumstances) the amount of which is less than ten thousand dollars ($10,000) (the “De Minimis Threshold”), and if less than such De Minimis Threshold such claims shall not be subject to indemnity hereunder.  Furthermore, a Buyer Indemnified Party will not be entitled to indemnity under Section 9.2(b) of this Agreement (other than on account of a breach of Section 4.3(b)) with respect to claims that exceed the De Minimis Threshold until the aggregate amount of all such claims exceeds one million five hundred thousand dollars ($1,500,000) (the “Basket Amount”), and thereafter, the Buyer Indemnified Parties shall only be entitled to indemnity for the amount in excess of the Basket Amount.  For the avoidance of doubt, any claim for Losses that exceeds the De Minimis Threshold shall be weighted 100% (i.e. back to first dollar) in filling the Basket Amount, which Basket Amount shall serve as a deductible.  Notwithstanding the foregoing, the De Minimis Threshold and the Basket Amount shall not apply with respect to any claim related to Section 4.3(b) (Capitalization).

(c)           In the event a Buyer Indemnified Party is entitled to indemnity under Section 9.2(b),(c), or (d) of this Agreement, any such claim may be satisfied solely and exclusively against the Escrow Account.  Buyer Indemnified Parties shall have no further right to indemnity under Section 9.2(b),(c),or (d) at such time as all Buyer Units and cash have been disbursed from the Escrow Account.  Under no circumstance shall a Buyer Indemnified Party be entitled to recover an indemnity claim arising under Section 9.2(b), (c), or (d) of this Agreement directly against a Seller.

(d)           In the event a Buyer Indemnified Party is entitled to indemnity under Section 9.2 (a), (c), or (d) of this Agreement, any such claim for indemnity shall not be subject to the De Minimis Threshold or the Basket Amount.

(e)           Except as provided in Section 2.5, the amount of any Losses subject to indemnification under this Article IX shall be reduced or reimbursed, as the case may be, by any third party insurance proceeds or third party recoveries, less the costs expended for such recoveries.  Buyer shall, and shall cause the Buyer Indemnified Parties to, use commercially reasonable efforts to collect any amounts available under such insurance coverage and from such other third party alleged to have responsibility.  If a Buyer Indemnified Party receives an amount under insurance coverage or from such third party with respect to Losses that were the subject of indemnification under this Article IX at any time subsequent to indemnification provided thereunder, then such Buyer Indemnified Party shall promptly reimburse the Seller(s), as applicable.

9.4.           Procedures.  Claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a)           If any Person who or which is entitled to seek indemnification under Section 9.2 (an “Indemnified Party”) receives notice of the assertion or commencement of any claim asserted against an Indemnified Party by a third party (“Third Party Claim”) in respect of any matter that is subject to indemnification under Section 9.2, the Indemnified Party shall promptly (i) notify the Party obligated to the Indemnified Party pursuant to Section 9.2 above, (the “Indemnifying Party”) of the Third Party Claim and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), the Indemnified Party’s best estimate of the amount of Losses attributable to the Third Party Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement.  Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is prejudiced by such delay or omission.

(b)           Subject to Section 9.4(e) below, the Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Claim.  If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third Party Claim (such election to be without prejudice to the right of the Indemnified Party to dispute whether such claim is an identifiable Loss under this Article IX), then the Indemnifying Party shall have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party (who shall be reasonably satisfactory to the Indemnified Party), by all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 9.4(b).  The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided that the Indemnifying Party shall not enter into any settlement agreement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided further, that such consent shall not be required if (i) the settlement agreement contains a complete and unconditional general release by the third party asserting the claim to all Indemnified Parties affected by the claim and (ii) the settlement agreement does not contain any sanction or restriction upon the conduct of any business by the Indemnified Party or its Affiliates.  If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person.  The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 9.4(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation.

(c)           If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 9.4(b), then the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third Party Claim with counsel selected by the Indemnified Party (who shall be reasonably satisfactory to the Indemnifying Party), by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party.  In such circumstances, the Indemnified Party shall defend any such Third Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed).  The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 9.4(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(d)           Any claim by an Indemnified Party on account of Losses that does not result from a Third Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim.  Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of damages that has been or may be sustained by the Indemnified Party.  The Indemnifying Party will have a period of five (5) Business Days within which to respond in writing to such Direct Claim.  If the Indemnifying Party does not so respond within such five (5) Business Day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(e)           Notwithstanding the foregoing, Sellers shall retain control over the defense of any Third Party Claim as it relates to the Retained Litigation, for so long as any Party, or the Company is actively contesting or defending against any charge, complaint, action, suit, proceeding hearing, investigation, claim, or demand in connection with any of the Retained Litigation, Sellers shall, at their sole cost and expense, (i) cooperate with and pay the fees and expenses of counsel for the Company in the defense or contest of such Retained Litigation, (ii) make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the defense or contest of such Retained Litigation, (iii) provide timely status reports to Buyer regarding the Retained Litigation; and (iv) timely pay in full all judgments, settlements and other awards for which the Company may become obligated.  Sellers shall defend any Retained Litigation in good faith and have full control of such defense and proceedings; provided, however, that Sellers may not enter into any compromise or settlement of such Retained Litigation without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed).  Buyer may participate in, but not control, any defense or settlement controlled by Sellers pursuant to this Section 9.4(e), and Buyer shall bear its own costs and expenses with respect to such participation.

(f)            Notwithstanding the foregoing, Buyer shall retain control over the defense of any Third Party Claim as it relates to the Retained Environmental Obligations as well as any action required by a Governmental Authority as it relates to the Retained Environmental Obligations.  After Closing, Buyer shall promptly commence such curative efforts and remedial actions to address the Retained Environmental Obligations, the cost and expenses of which will be covered by the Escrow Deposit.  Sellers shall assist in such effort with Buyer and any third party consultants who have advised Buyer with respect to this Agreement and such Retained Environmental Obligations.

(g)           Furthermore, Buyer may not enter into any compromise or settlement of such Third Party Claim or incur any expense related to the Retained Environmental Obligations if indemnification is to be sought hereunder, without the express written consent of the Sellers’ Representative, which will not be unreasonably withheld.

9.5.           Waiver of Consequential Damages.  Except as provided in Section 9.6 below, with respect to any and all Losses for which indemnification may be available hereunder, each party hereby expressly waives any consequential, indirect and special damages with respect to a claim against the other party hereto; provided, however, that this waiver shall not apply to the extent such consequential, indirect or special damages are awarded in a Proceeding brought or asserted by a third party against an Indemnified Party.

9.6.           Damages for Lost Profits.

(a)           Notwithstanding anything in this Agreement to the contrary, in the event that (i) a Buyer Indemnified Party has a “Qualified Indemnification Claim” (as defined below), and (ii) the facts or circumstances forming the basis of such Qualified Indemnification Claim either result in the termination of a Material Contract by the other party thereto, or otherwise prohibit the Company from performing its obligations under a Material Contract, then the parties agree that “Losses” incurred by the Buyer Indemnified Party shall include those profits that would have otherwise been realized by the Company under the respective Material Contract during the period of non-performance (or following termination), which shall in no event exceed the term of such Material Contract (“Lost Profits”).  For the avoidance of doubt, Lost Profits shall not be subject to limitation in any manner on account of the waiver of consequential damages referenced in Section 9.5 above.

(b)           In the event there is a Qualified Indemnification Claim that could reasonably be expected to result in Lost Profits, Buyer shall be obligated to take Reasonable Efforts to mitigate the amount of any such Lost Profits.

(c)           In the event that, following the procedures set forth in Section 9.4, it is determined that the Buyer Indemnified Party has asserted a Qualified Indemnification Claim and may be entitled to Lost Profits hereunder, the Buyer and the Sellers’ Representative shall use their Reasonable Efforts for a period of thirty (30) days to mutually agree on the amount of the respective Lost Profits.  If, following such thirty (30) day period, Buyer and the Sellers’ Representative are unable to agree on the amount of the Lost Profits, then within ten (10) days thereafter, the matter shall be submitted to a panel of three arbitrators (the “Arbitration Panel”).  Each of Buyer and the Sellers’ Representative shall select one member of the Arbitration Panel, who will then select the third member.  If the arbitrators selected by the Buyer and Sellers’ Representative cannot agree on a third arbitrator, the third arbitrator shall be selected by the rules of the American Arbitration Association.  In submitting the dispute to the Arbitration Panel, the Buyer and the Sellers’ Representative shall each prepare a detailed statement in support of their calculation of the Lost Profits, including impact of any mitigation efforts.  The Arbitration Panel shall then determine the amount of any Lost Profits by choosing between the statement prepared by the Buyer or the statement prepared by the Sellers’

(d)           Representative, and shall not have authority to select any alternate calculation.  The vote of two members of the Arbitration Panel shall be determinative, and shall not require a unanimous decision.  The decision of the Arbitration Panel shall be in writing, and shall be binding on the parties.  The Arbitration Panel shall have the discretion to require the non-prevailing party to pay the costs associated with the arbitration and the attorneys’ fees of the prevailing party.  Otherwise, the costs associated with the arbitration shall be borne equally by the Buyer and the Sellers.

(e)           For purposes of this Agreement, the term “Qualified Indemnification Claim” shall be limited to situations in which a Buyer Indemnified Party is entitled to indemnity under (x) Section 9.2(b) based on a breach of Section 4.9(c) (Enforceability of Contracts), Section 4.12 (Environmental Matters), Section 4.13 (Compliance with Laws), the last sentence of Section 4.17(c) (Condition of Assets), or Section 4.24 (Pipeline Easements and Rights of Way); (y) Section 9.2(c) (Special Indemnity Agreement); or (z) Section 9.2(d) of this Agreement (Retained Litigation and Retained Environmental Obligations).

(f)           The parties agree that this Section 9.6 relates only to the measure of Losses in certain limited situations following a Qualified Indemnification Claim, and that it does not otherwise expand the rights and remedies of a Buyer Indemnified Party hereunder.

9.7.           Waiver of Other Representations.

(a)           EXCEPT THOSE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT OR IN ANY CERTIFICATE OR WRITTEN STATEMENT FURNISHED, OR TO BE FURNISHED TO BUYER PURSUANT TO THIS AGREEMENT OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, NEITHER SELLERS NOR ANY OF THEIR AFFILIATES OR REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE COMPANY ITS BUSINESS OR ANY OF ITS ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OR WITH RESPECT TO ANY FINANCIAL PROJECTIONS OR FORECASTS RELATING TO THE COMPANY, AND ANY SUCH OTHER REPRESENTATION AND WARRANTIES ARE HEREBY DISCLAIMED.

(b)           EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THE SELLERS’ INTERESTS IN THE COMPANY AND ITS ASSETS ARE BEING TRANSFERRED THROUGH THE SALE OF THE INTERESTS “AS IS, WHERE IS, WITH ALL FAULTS,” AND SELLERS EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE COMPANY AND ITS ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE COMPANY AND ITS ASSETS.

9.8.           Exclusive Remedy.  The indemnifications and remedies set forth in this Agreement shall, from and after the Closing, constitute the sole and exclusive remedies of the Parties with respect to any breach of representation or warranty or non-performance, partial or total, of any covenant or agreement contained in this Agreement; provided that nothing in this Section 9.8 shall prevent either Party from seeking (i) injunctive or equitable relief, including, but not limited to specific performance, in pursuit of its indemnification claims or remedies under this Agreement; or (ii) an appropriate remedy arising out of or related to a Party’s fraud or criminal activity.

9.9.           Valuation of Escrow Indemnity Claims.  In the event that an indemnity claim pursuant to this Article IX requires that the Parties direct a disbursement of the Escrow Deposit to a Buyer Indemnified Party, then for purposes of valuing the Buyer Units to be disbursed from the Escrow Deposit, such Buyer Units shall be valued at the average closing price reported by the NASDAQ Global Select Market for the three-day period ending with the disbursement date as quoted in The Wall Street Journal.

ARTICLE X.
TERMINATION

10.1.         Termination.  At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)           by the mutual consent of Buyer and Sellers as evidenced in writing signed by each of Buyer and Sellers;

(b)           by Buyer, if there has been a breach by Sellers or the Company of any representation, warranty or covenant contained in this Agreement that has prevented the satisfaction of any condition to the obligations of Buyer at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Sellers or the Company within thirty (30) days after written notice thereof from Buyer;

(c)           by Sellers, if there has been a breach by Buyer of any representation, warranty or covenant contained in this Agreement that has prevented the satisfaction of any condition to the obligations of Sellers at the Closing and, if such breach is of a character that it is capable of being cured, such breach has not been cured by Buyer within thirty (30) days after written notice thereof from Sellers;

(d)           by either Buyer or Sellers if any Governmental Authority having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

(e)           by either Buyer or Sellers, if the transactions contemplated hereby have not been consummated by October 31, 2008, provided that neither Buyer nor Sellers will be entitled to terminate this Agreement pursuant to this Section 10.1(e) if such Person’s breach of this Agreement has prevented the consummation of the transactions contemplated by this Agreement.

10.2.        Effect of Termination.  If this Agreement is terminated under Section 10.1, all further obligations of the Parties under this Agreement will terminate without further liability or obligation of either Party to the other Parties hereunder; provided, however, that no Party will be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of (a) failure of such Party to have performed its material obligations under this Agreement or (b) any material misrepresentation made by such Party of any matter set forth in this Agreement.  Nothing in this Section 10.2 will relieve any Party to this Agreement of liability for breach of this Agreement occurring prior to any termination, or for breach of any provision of this Agreement that specifically survives termination hereunder.  The Confidentiality Agreement shall not be affected by a termination of this Agreement.

ARTICLE XI.
MISCELLANEOUS

11.1.         Notices.  All notices and other communications between the Parties shall be in writing and shall be deemed to have been duly given when (i) delivered in person, (ii) five (5) days after posting in the United States mail having been sent registered or certified mail return receipt requested or (iii) delivered by telecopy and promptly confirmed by delivery in person or post as aforesaid in each case, with postage prepaid, addressed as follows:

(a)	If to Buyer, to:

Eagle Rock Energy Partners, L.P.
16701 Greenspoint Park Drive, Suite 200
Houston, Texas 77060
Fax: (281) 408-1399
Attention: Joseph A. Mills, Chief Executive Officer

and

Eagle Rock Energy Partners, L.P.
16701 Greenspoint Park Drive, Suite 200
Houston, Texas 77060
Fax: (281) 715-4142
Attention: Charles C. Boettcher, General Counsel

with a copy to:

Thompson & Knight, LLP
333 Clay Street, Suite 3300
Houston, TX 77002
Fax: (713) 654-1871
Attention: Barry Davis, Esq.

(b)	If to Sellers, to:

c/o John E. O’Shea, Jr.
4809 Holly St.
Bellaire, Texas 77401
Fax: (713) 660-5580
with a copy to:

Locke Lord Bissell & Liddell, LLP
600 Travis Street, Suite 3400
Houston, Texas 77002
Fax (713) 223-3717
Attention: Gregory C. Hill, Esq.

or to such other address or addresses as the Parties may from time to time designate in writing.

11.2.         Assignment.  Except as provided below, no Party shall assign this Agreement or any part hereof without the prior written consent of the other Party, which consent will not be unreasonable withheld, conditioned or delayed.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.  The foregoing notwithstanding, immediately prior to Closing, Buyer shall assign this Agreement to a newly formed Affiliate that is a Delaware limited liability company; provided, however, that such assignment shall not release Buyer from its obligations under this Agreement.

11.3.         Rights of Third Parties.  Except for the provisions of Article IX, which are intended to be enforceable by the Persons respectively referred to therein, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

11.4.         Expenses.  Except as otherwise expressly provided herein (including, without limitation, Section 6.4), each Party shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

11.5.         Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.

11.6.         Entire Agreement.  This Agreement (together with the Disclosure Schedules, the exhibits to this Agreement and any and all documents and agreements to be delivered in connection with the Closing of the transaction contemplated herein) and the Confidentiality Agreement constitute the entire agreement among the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby.

11.7.         Disclosure Schedule.  Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedule shall have the respective meanings assigned in this Agreement.  No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule.  No disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.  The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgment by Sellers, in and of itself, that such information is material to or outside the ordinary course of the business of the Company or required to be disclosed on the Disclosure Schedule.

11.8.         Amendments.  This Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which makes reference to this Agreement executed by each Party.

11.9.         Publicity.  All press releases or other public communications or filings of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall be subject to the prior written consent of Buyer and Sellers, which consent shall not be unreasonably withheld, conditioned or delayed by such Party; provided, however, that nothing herein shall prevent a Party from publishing such press releases or other public communications as is necessary to satisfy such Party’s obligations at Law or under the rules of any stock or commodities exchange after consultation with the other Party.

11.10.       Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

11.11.       Governing Law; Jurisdiction,

(a)           This Agreement shall be governed and construed in accordance with the Laws of the State of Texas, without regard to the Laws that might be applicable under conflicts of Laws principles.

(b)           The Parties agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties hereto arising out of this Agreement or the transactions contemplated hereby shall be in any state or federal court in Houston, Texas, and each of the Parties hereto irrevocably submits to the jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Agreement.  The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts.  The Parties further agree, to the extent permitted by Law, that a final and nonappealable judgment against a Party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.  Except to the extent that a different determination or finding is mandated due to the applicable Law being that of a different jurisdiction, the Parties agree that all judicial determinations or findings by a state or federal court in Houston, Texas with respect to any matter under this Agreement shall be binding.

(c)           To the extent that any Party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of any court described in Section 11.11(b).

(d)           THE PARTIES HERETO AGREE THAT THEY HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT.

11.12.       Consent of Sellers.  By execution of this Agreement, each Seller hereby consents to the sale of the Interests owned by the other Sellers pursuant to the terms set forth herein, as required by the Organizational Documents of the Company.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF this Agreement has been duly executed and delivered by each of the Parties as of the date first above written.

MILLENNIUM MIDSTREAM PARTNERS L.P.:
By MMP GP, LLC, its General Partner

By:	/s/ John E. O’Shea, President

SELLERS:

MMP GP, LLC

By:	/s/ John E. O’Shea, Manager

MME UNIT HOLDINGS, LLC

By:	/s/ John E. O’Shea, Manager

KAYNE ANDERSON ENERGY DEVELOPMENT COMPANY

By:	/s/ James C. Baker, Executive Vice President

TORTOISE CAPITAL RESOURCES CORPORATION

By:	/s/ Ed Russell, President

WFC HOLDINGS CORPORATION

By:	/s/ Gilbert Shen, Vice President

BUYER:

EAGLE ROCK ENERGY PARTNERS, L.P.

By:	EAGLE ROCK ENERGY GP, L.P., its general partner

By:	EAGLE ROCK ENERGY G&P, LLC, its general partner

By:	/s/ Alfredo Garcia, Senior Vice President, Corporate Development

AMENDMENT NO. 1
TO THE
PARTNERSHIP INTEREST PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO THE PARTNERSHIP INTEREST PURCHASE AGREEMENT (this “Amendment”), dated as of October 1, 2008, is entered into by and among Millennium Midstream Partners, L.P., a Delaware limited partnership (“MMP”), each owner of the partnership interests of MMP (“Sellers”) and Eagle Rock Energy Partners, L.P., a Delaware limited partnership (“Buyer”).  Defined terms used herein, but not otherwise defined, shall have such meanings as are set forth in the Purchase Agreement (defined below).

RECITALS:

WHEREAS, reference is herein made to that certain Partnership Interest Purchase Agreement by and among MMP, Sellers and Buyer dated September 11, 2008 (the “Purchase Agreement”);

WHEREAS, MMP, Sellers and Buyer wish to amend the Purchase Agreement as necessary to include any damage to the assets of MMP and certain affiliated companies from Hurricane Ike as part of the Retained Hurricane Repair Obligation of MMP and Sellers; and

WHEREAS, MMP, Sellers and Buyer, who constitute all of the parties to the Purchase Agreement, desire to amend the Purchase Agreement as set forth herein in accordance with Section 11.8 of the Purchase Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MMP, Sellers and Buyer hereby agree as follows:

1.            Amendment to Article I of the Purchase Agreement.  The following definitions are hereby added to Article I of the Purchase Agreement:

“Hurricane Ike Damages” has the meaning provided such term in Section 2.5(b).

“Hurricane Ike Repair Obligation” has the meaning provided such term in Section 2.5(b)

“Hurricane Gustav Damages” has the meaning provided such term in Section 2.5(a).

“Hurricane Gustav Repair Obligation” has the meaning provided such term in Section 2.5(a).

2.             Amendment to Section 2.5 of the Purchase Agreement.  Section 2.5 of the Purchase Agreement is hereby amended and restated in its entirety by the following:

2.5           Hurricane Repair Obligations.

(a)           The Parties acknowledge that certain assets of the Company, including, but not limited to, the Yscloskey and Terrebonne plants, incurred damages caused by Hurricane Gustav in 2008 (“Hurricane Gustav Damages”).  The Parties agree that the actual cost required to repair any such Hurricane Gustav Damages, as set forth in an appropriate “authorization for expenditure” delivered to the Company by the operator for the Company’s non-operated assets will be considered a “Retained Hurricane Gustav Repair Obligation” for purposes of this Agreement and shall be governed by the indemnification provisions set forth in Article IX hereof and shall be excluded from the adjustments to the Purchase Price as described in Section 2.3.  Furthermore, the Parties agree that Buyer, from and after Closing, shall promptly pay all repair expenses attributable to the Company for Hurricane Gustav Damages as set forth in an appropriate “authorization for expenditure” delivered to the Company by the operator of such assets.  Buyer may, thereafter, make claims against the Escrow Deposit in accordance with the provisions set forth in Article IX hereof for the amount of such Hurricane Gustav Damages.  If the amount of such claims exceeds, either individually or in the aggregate, the cash portion of the Escrow Deposit, Buyer may, at its sole election, either (i) retain any and all insurance proceeds recoverable from or on account of such Hurricane Gustav Damages or (ii) satisfy the balance of such claim with Buyer Units held in the Escrow Deposit valued as described in Article IX.  In the event Buyer makes an election under (ii) above, all insurance proceeds recoverable from or on account of such Hurricane Gustav Damages shall be delivered to the Escrow Agent and shall become part of the Escrow Deposit as governed by Article IX and the Escrow Agreement, as applicable.  Notwithstanding the forgoing, all business interruption insurance proceeds paid or payable to the Company recoverable from or on account of such Hurricane Gustav Damages for the period prior to the Effective Time shall be remitted by the Company to the Sellers’ Representative, for distribution to the Sellers.  All business interruption insurance proceeds paid or payable to the Company recoverable from or on account of such Hurricane Gustav Damages for the period after the Effective Time shall be retained by the Company and/or Buyer in Buyer’s sole discretion.  Any deductible days under such business interruption insurance shall be for the account of the Sellers.  Buyer shall use its Reasonable Efforts to collect any and all property and business interruption insurance.

(b)           The Parties acknowledge that certain assets of the Company, including, but not limited to, the Yscloskey and Terrebonne plants, incurred damages caused by Hurricane Ike in 2008 (“Hurricane Ike Damages”, and collectively, with Hurricane Gustav Damages, the “Hurricane Damages”).  The Parties agree that the actual cost required to repair any such Hurricane Ike Damages, as set forth in an appropriate “authorization for expenditure” delivered to the Company by the operator for the Company’s non-operated assets or as determined in good faith by Buyer for the Company’s operated assets, will be considered a “Retained Hurricane Ike Repair Obligation”, and collectively with Retained Hurricane Gustav Obligation, the “Retained Hurricane Repair Obligation”) for purposes of this Agreement and shall be governed by the indemnification provisions set forth in Article IX hereof and shall be excluded from the adjustments to the Purchase Price as described in Section 2.3.  Furthermore, the Parties agree that Buyer, from and after Closing, shall promptly pay all repair expenses attributable to the Company for Hurricane Ike Damages as set forth in an appropriate “authorization for expenditure” delivered to the Company by the operator of such assets.  Buyer may, thereafter, make claims against the Escrow Deposit in accordance with the provisions set forth in Article IX hereof for the amount of such Hurricane Ike Damages, subject to offset for any insurance proceeds recoverable from or on account of such Hurricane Ike Damages.  Notwithstanding the forgoing, all business interruption insurance proceeds paid or payable to the Company recoverable from or on account of such Hurricane Ike Damages for the period prior to the Effective Time shall be remitted by the Company to the Sellers’ Representative, for distribution to the Sellers.  All business interruption insurance proceeds paid or payable to the Company recoverable from or on account of such Hurricane Damages for the period after the Effective Time shall be retained by the Company and/or Buyer in Buyer’s sole discretion.  Any deductible days under such business interruption insurance shall be for the account of the Sellers.  Buyer shall use its Reasonable Efforts to collect any and all property and business interruption insurance.

3.            Amendment to Section 6.8 of the Purchase Agreement.  Section 6.8 of the Purchase Agreement is hereby amended and restated in its entirety by the following:

Section 6.8.  Director and Officer Indemnification.  For a period of not less than six (6) years after the Closing Date, Buyer shall cause the Organizational Documents of MMP and each MMP Affiliate Company to continue to include the same provisions concerning the exculpation, indemnification, advancement of expenses to and holding harmless of, all past and present employees, officers, agents and directors of such entity for acts or omissions occurring at or prior to the Closing as are contained in such documents as of the date of execution of this Agreement, and Buyer shall cause MMP and each MMP Affiliate Company to honor jointly and severally all such provisions, including making any indemnification payments and expense advancements thereunder.  If any indemnifiable claim is asserted or made within such six (6) year period, all rights to indemnification and advancement of expenses in respect of such claim shall continue to the extent currently permitted under the relevant entity’s Organizational Documents until such claim is disposed of or all orders in connection with such claim are fully satisfied.  The foregoing provisions of this section shall not apply with respect to any breaches of representations, warranties, or covenants under this Agreement by the Company or any Seller whether or not the period of survival of such breached representation, warranty or covenant shall have expired under this Agreement.  The Company shall also purchase, prior to the Closing, a run-off policy with respect to the Company’s current Director and Officer Insurance Policy, in order to extend such policy’s claims coverage (for periods prior to the Closing) for 6 years after the Closing Date.  Notwithstanding the foregoing, in the event that a Seller brings a claim alleging fraud, willful misconduct or gross negligence against any person who was an employee, officer, agent or director of MMP or any MMP Affiliate Company prior to the Closing based on an act or omission of such person occurring prior to the Closing, then the indemnification obligations of Buyer, MMP and/or the respective MMP Affiliate Company shall be limited to the coverage available under the run-off policy referenced in the prior sentence cover such claim, provided that the employee, officer, agent or director requesting such coverage shall be responsible for paying (or reimbursing the Buyer, MMP or the respective MMP Affiliate Company for) any deductible under such run-off policy.

4.            Ratification.  The Purchase Agreement, as hereby amended, is ratified and confirmed in all respects and shall continue in full force and effect in all respects in its original form, except as modified and amended hereby.

5.            Governing Law.   This Amendment is governed and construed in accordance with the Laws of the State of Texas, without  regard to the Laws that might be applicable under conflicts of Laws principles.  The Parties hereto agree that the appropriate, exclusive and convenient forum for any disputes between any of the Parties hereto arising out of this Amendment or the transactions contemplated hereby shall be in any state or federal court in Houston, Texas, and each of the Parties hereto irrevocably submits to the jurisdiction of such courts solely in respect of any legal proceeding arising out of or related to this Amendment.  The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Amendment or the transactions contemplated hereby in any court or jurisdiction other than the above specified courts.  The Parties further agree, to the extent permitted by Law, that a final and nonappealable judgment against a party in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.  Except to the extent that a different determination or finding is mandated due to the applicable Law being that of a different jurisdiction, the Parties hereto agree that all judicial determinations or findings by a state or federal court in Houston, Texas with respect to any matter under this Amendment shall be binding.  To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Amendment and (ii) submits to the personal jurisdiction of any court described above.  THE PARTIES HERETO AGREE THAT THEY HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AMENDMENT.

6.            Counterparts.  This Amendment may be executed in multiple counterparts, each of which when so executed shall be deemed an original and all of which shall constitute one and the same agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to the Partnership Interest Purchase Agreement as of the day and year first above written.

MILLENNIUM MIDSTREAM PARTNERS, L.P.

By:	MMP GP, LLC, its General Partner

By:	/s/ John O’Shea, Jr.
Name:	John O’Shea, Jr.
Title:	President

MMP GP, LLC

By:	/s/ John O’Shea, Jr.
Name:	John O’Shea, Jr.
Title:	Manager

MME UNIT HOLDINGS, LLC

By:	/s/ John O’Shea, Jr.
Name:	John O’Shea, Jr.
Title:	Manager

WFC HOLDINGS CORPORATION

By:	/s/ Gilbert Shen
Name:	Gilbert Shen
Title:	Vice President

TORTOISE CAPITAL RESOURCES CORPORATION

By:	/s/ Ed Russell
Name:	Ed Russell
Title:	President

KAYNE ANDERSON ENERGY DEVELOPMENT COMPANY

By:	/s/ James C. Baker
Name:	James C. Baker
Title:	Executive Vice President

EAGLE ROCK ENERGY PARTNERS, L.P.

By:	Eagle Rock Energy GP, L.P., its General Partner

By:	Eagle Rock Energy G&P, LLC, its General Partner

By:	/s/ Joseph A. Mills
Name:	Joseph A. Mills
Title:	Chief Executive Officer